Exhibit 10.1

Execution Version

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 18, 2026,

by and among

CLEARWATER PAPER CORPORATION,

as Borrower,

the Lenders referred to herein,

and

AGWEST FARM CREDIT, PCA,

as Administrative Agent, L/C Intermediary

and Sole Lead Arranger

i

Section 10.20	Inconsistencies with Other Documents	137
Section 10.21	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	137
Section 10.22	Amendment and Restatement	138

EXHIBITS
Exhibit A	-	Form of Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of New Subsidiary Officer’s Certificate
Exhibit J	-	Form of Borrowing Base Certificate
Exhibit K	-	Form of Secured Party Designation Notice

SCHEDULES
Schedule 1.1(a)	-	Fixed Rate Schedule
Schedule 1.1(b)	-	Commitments and Commitment Percentages
Schedule 1.1(c)	-	Additional Addbacks
Schedule 5.13	-	ERISA Plans
Schedule 5.15	-	Subsidiaries and Capitalization
Schedule 5.19(a)	-	Jurisdictions of Organization
Schedule 5.19(b)	-	Mortgaged Properties
Schedule 5.19(c)	-	Other Properties
Schedule 6.12	-	Post-Closing Matters
Schedule 7.1	-	Existing Liens
Schedule 7.2	-	Existing Indebtedness
Schedule 7.3	-	Existing Investments
Schedule 10.8(d)	-	Voting Participant Schedule

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 18, 2026, by and among CLEARWATER PAPER CORPORATION, a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and AGWEST FARM CREDIT, PCA, a federally chartered production credit association, as Administrative Agent for the Lenders and L/C Intermediary.

STATEMENT OF PURPOSE

WHEREAS, the Borrower is party to that certain Amended and Restated Credit Agreement dated as of May 1, 2024, by and among the Borrower, the lenders from time to time party thereto, and AgWest, as administrative agent (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein and that the Lenders, pursuant to this Agreement, provide a revolving credit facility and a term loan credit facility to the Borrower; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders and the Administrative Agent are willing to amend and restate the Existing Credit Agreement in its entirety on the terms and conditions set forth herein, and the Lenders, to the extent of their respective Commitment as defined herein, are willing to provide the credit facilities contemplated herein to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“2028 Notes” means the Borrower’s 4.750% senior notes due 2028 issued pursuant to the 2028 Notes Indenture.

“2028 Notes Indenture” means the Indenture, dated as of August 18, 2020 by and among the Borrower, as issuer, certain Subsidiaries of the Borrower party thereto as guarantors and U.S. Bank National Association, as trustee.

“Accordion Increase” has the meaning assigned thereto in Section 2.1(c).

“Account” has the meaning set forth in Article 9 of the UCC.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Administrative Agent” means AgWest, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aged Payables” means accounts payable trade of the Credit Parties and their Subsidiaries which are unpaid more than 90 days after the date of the original invoice therefor.

“Agent Parties” has the meaning assigned thereto in Section 10.1(e).

“Aggregate Commitments” means the aggregate Commitments of all the Lenders in effect at such time.

“Agreement” means this Credit Agreement.

“AgWest” means AgWest Farm Credit, PCA, a federally chartered production credit association.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption, money-laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the following percentages per annum, based on the Consolidated Leverage Ratio as set forth in the most recent Officer’s Compliance Certificate received by the Administrative Agent pursuant to Section 6.2(a):

Pricing Level	Consolidated Leverage Ratio	Applicable Margin for Loans and Letter of Credit Fees	Applicable Margin for Commitment Fee
I	< 2.00 to 1.00	2.50%	0.20%

II	≥ 2.00 to 1.00 but < 3.00 to 1.00	3.00%	0.25%

III	≥ 3.00 to 1.00 but < 3.50 to 1.00	3.65%	0.30%

IV	≥ 3.50 to 1.00	4.75%	0.35%

Any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date an Officer’s Compliance Certificate is delivered pursuant to Section 6.2(a); provided, that, if an Officer’s Compliance Certificate is not delivered when due in accordance with Section 6.2(a), then Pricing Level IV shall apply as of the first (1st) Business Day after the date on which such Officer’s Compliance Certificate was required to have been delivered and shall remain in effect until the first (1st) Business Day immediately following the date on which such Officer’s Compliance Certificate is delivered in accordance with Section 6.2(a), whereupon the Applicable Margin shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Officer’s Compliance Certificate. Notwithstanding anything to the contrary contained in this definition, (a) the Applicable Margin in effect from the Closing Date to the first (1st) Business Day immediately following the date an Officer’s Compliance Certificate is delivered pursuant to Section 6.2(a) for the fiscal quarter ending September 30, 2026 shall be determined based upon Pricing Level III, (b) neither Pricing Level I nor Pricing Level II shall be available for the first twelve months following the Closing Date, and (c) if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Intermediary, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Debtor Relief Laws, automatically and without further action by the Administrative Agent, the L/C Intermediary or any Lender), an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period.

“Applicable Reference Period” means as of any date of determination, the most recently ended period of four consecutive fiscal quarters of the Borrower (the “Reference Period”) for which financial statements with respect to each fiscal quarter included in such Reference Period have been delivered pursuant to Section 6.1(a) or 6.1(b) (or, prior to the delivery of any such financial statements, the Reference Period ended June 30, 2026).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means AgWest, in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.8), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Loan Documents, obligations for rental payments with respect to a lease arising in connection with a Tax Incentive Transaction shall not constitute Attributable Indebtedness.

“Augusta Acquisition Agreement” means that certain Asset Purchase Agreement dated as of February 20, 2024, by and between the Borrower and the Seller, as amended, restated, supplemented or otherwise modified from time to time.

“Augusta Mill Acquisition” means the Acquisition by the Borrower, directly or indirectly, of assets from the Seller pursuant to the Augusta Acquisition Agreement and the other Transaction Agreements (as defined in the Augusta Acquisition Agreement).

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.6(b)(iii).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product Provider” means any Person in its capacity as a party to an agreement with respect to Bank Products that, at the time it enters into such agreement with a Credit Party or any Subsidiary, is a Lender or an Affiliate of a Lender, in its capacity as a party to such agreement; provided, that if, at any time, such Lender ceases to be a Lender under this Agreement (prior to the Facility Termination Date), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Obligations; provided, further, that for any of the foregoing to be included as a “Secured Bank Product” on any date of determination by the Administrative Agent, the applicable Bank Product Provider (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Bank Product Reserves” means all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Bank Products then provided or outstanding.

“Bank Products” means any of the following: (a) commercial credit cards, (b) stored value cards, (c) purchasing cards and (d) treasury, depositary or cash management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts, supply chain finance services related to accounts payable and interstate depository network services) or any similar transaction.

“Benchmark” means, initially, Term SOFR or the SOFR Monthly Variable Base Rate, as applicable; provided, that, if a Benchmark Transition Event has occurred with respect to any initial Benchmark or any then-current Benchmark, then “Benchmark” means the applicable Successor Rate for such initial or then-current Benchmark to the extent that such Successor Rate has replaced such prior benchmark rate pursuant to Section 3.8(b). Any reference to a “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means for any Available Tenor, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States; provided, that, if the Benchmark Replacement as determined above would be less than the 0.0%, the Benchmark Replacement will be deemed to be 0.0% for the purposes of this Agreement and the other Loan Documents.

“Benchmark Transition Event” means with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means Clearwater Paper Corporation, a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 6.1.

“Borrowing Base” means at any time, the sum of:

(a) 85% of the book value of the Credit Parties’ Eligible Accounts, plus

(b) 50% of the book value of the Credit Parties’ Eligible Log Inventory, plus

(c) 60% of the book value of the Credit Parties’ Eligible Pulp Inventory, plus

(d) 65% of the book value of the Credit Parties’ Eligible Finished Goods, plus

(e) 25% of the book value of the Credit Parties’ Eligible Raw Materials and Supplies, minus

(f) 100% of the amount of all uncleared checks, minus

(g) Reserves, minus

(h) at any time the amount of Aged Payables is greater than 5% of the amount of all accounts payable trade of the Credit Parties and their Subsidiaries, the amount of all Aged Payables.

The Administrative Agent may, in its Permitted Discretion reduce the advance rates set forth above or (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base, with any such changes to be effective four (4) days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(b) of this Agreement.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of the Borrower, in substantially the form of Exhibit J or another form which is acceptable to the Administrative Agent in its sole discretion.

“Budget” has the meaning assigned thereto in Section 6.1(c).

“Business Day” means any day other than a Saturday, Sunday or other day on which the Administrative Agent or commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York and in the state where the Administrative Agent’s Office is located (if different) and, if such day relates to any Term SOFR Loan, SOFR Monthly Variable Base Rate Loan or Daily Simple SOFR Loan, means any such day that is also a U.S. Government Securities Business Day.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded, classified and accounted for as a capitalized lease or financing lease; provided, that any lease (or other arrangement) of such Person that is or would have been treated as an operating lease as determined in accordance with GAAP immediately prior to the issuance of the Accounting Standards Update 2016-02, Leases (Topic 842) by the Financial Accounting Standards Board shall not be treated as a Capitalized Lease under this Agreement and the other Loan Documents, whether or not such obligations were in effect as of the date such update was issued and regardless of whether GAAP requires such obligations to be treated as capitalized lease obligations in the financial statements of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent or its designee, for the benefit of one or more of the L/C Intermediary or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the L/C Intermediary shall agree in their reasonable sole discretion, other credit support (including a backstop letter of credit), in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Intermediary. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its subsidiaries free and clear of all Liens (other than Permitted Liens):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided, that, the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;

(c) commercial paper issued by any person or entity organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each Subsidiary of any such Person.

“CFC Holding Company” means each Domestic Subsidiary substantially all of the assets of which consist of Equity Interests of one or more (a) CFCs or (b) Persons described in this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 40% of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (b) the occurrence of any “change in control” (or similar event, however denominated) with respect to the Borrower under and as defined in any indenture or other agreement or instrument evidencing or governing the rights of the holders of any Material Indebtedness of the Borrower or any of its Subsidiaries.

“Closing Date” means September 18, 2026.

“Closing Date Cost of Funds” has the meaning set forth in Section 3.1(e).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents (for the avoidance of doubt, excluding in all cases, the Excluded Assets).

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Commitment” means as to any Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender, as the context may require.

“Commitment Fee” has the meaning assigned thereto in Section 3.3(a).

“Commitment Percentage” means, with respect to any Lender at any time, (a) with respect to the Revolving Credit Facility, the percentage of the aggregate Revolving Commitments as of such date represented by such Lender’s Revolving Commitment; provided, that, if the Revolving Commitments have terminated or expired, the Commitment Percentages under the Revolving Credit Facility shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments and (b) with respect to the Term Loan Facility, (i) if the Term Loan Commitments remain in effect, the percentage of the aggregate Term Loan Commitments represented by such Lender’s Term Loan Commitment and (ii) if the Term Loans are outstanding, the percentage of the aggregate outstanding principal amount of the Term Loans as of such date represented by the outstanding principal amount of the Term Loans of such Lender. The Commitment Percentage shall be subject to adjustment as provided in Section 3.14. The initial Commitment Percentage of each Lender with respect to each Credit Facility is set forth opposite the name of such Lender on Schedule 1.1(b).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “SOFR Monthly Variable Base Rate”, “SOFR”, “Term SOFR” and “Interest Period”, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, in consultation with the Borrower, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated EBITDA, less (ii) the aggregate amount of all Restricted Payments made pursuant to Section 7.6(h), to (b) the sum of (i) Consolidated Interest Charges to the extent paid in cash and (ii) the aggregate principal amount of all regularly scheduled principal payments on Consolidated Funded Indebtedness, in each case, of or by the Borrower and its Subsidiaries for the most recently completed Reference Period.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, (a) Consolidated Net Income for the most recently completed Reference Period plus (b) the following to the extent deducted in calculating such Consolidated Net Income (without duplication):

(i) Consolidated Interest Charges for such Reference Period;

(ii) the provision for federal, state, local and foreign income taxes payable for such Reference Period;

(iii) depreciation and amortization expense for such Reference Period;

(iv) any non-cash charges, non-cash expenses or non-cash losses in such period (including, without limitation, non-cash compensation expenses arising from the issuances of Equity Interests, options to purchase Equity Interests and Equity Interest appreciation rights to management and directors but excluding (A) any non-cash charge, loss or expense that is an accrual of a reserve for a cash expense or payment to be made, or anticipated to be made, in a future period; provided, however, that the foregoing exclusion in this sub-clause (A) shall not apply to accruals of reserves in connection with cash settlements related to any phantom stock or similar plan where such settlement payments are reasonably anticipated by the Borrower to be paid more than twelve (12) months after such Reference Period, and (B) any expenses or charges related to the write-down or write-off of accounts receivable and other current assets); and

(v) any charges, expenses or losses described on Schedule 1.1(c) in such period,

less (c) the following (without duplication) to the extent included in calculating such Consolidated Net Income, all as determined in accordance with GAAP:

(i) all non-cash gains increasing Consolidated Net Income for such Reference Period (excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period); and

(ii) all cash payments made during such Reference Period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (b)(iv) above in a previous period.

For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such Reference Period the Borrower or any Subsidiary of the Borrower shall have acquired or disposed of any Person or any division, line of business or business unit of any Person or acquired or Disposed of all or substantially all of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving effect thereto on a Pro Forma Basis as if such transaction occurred on the first day of such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the sum of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds (only to the extent drawn and unreimbursed) and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) all Attributable Indebtedness; (f) all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (f) above of Persons other than the Borrower or any Subsidiary; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Reference Period, for the Borrower and its Subsidiaries on a Consolidated basis, the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case with respect to such Reference Period and to the extent treated as interest in accordance with GAAP, plus (b) all interest paid or payable with respect to discontinued operations for such Reference Period, plus (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP for such Reference Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA (provided, however, that, for purposes of calculating the Consolidated Leverage Ratio, no amount shall be added back to Consolidated EBITDA pursuant to clause (b)(v) of the definition of Consolidated EBITDA) of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Reference Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a Consolidated basis in accordance with GAAP for the most recently completed Reference Period; provided, that, Consolidated Net Income shall exclude (a) unusual and infrequent gains and unusual and infrequent losses for such Reference Period, (b) the net income of any Subsidiary during such Reference Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its organization documents or any agreement, instrument or Applicable Law applicable with respect to such Subsidiary during such Reference Period, except that the Borrower’s equity in any net loss of any such Subsidiary of the Borrower for such Reference Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Reference Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Reference Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Reference Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso). For the avoidance of doubt, Consolidated Net Income shall not include the amount of any income of any Subsidiary of the Borrower attributable to minority Equity Interests of third parties in any non-Wholly-Owned Subsidiary of the Borrower, and Consolidated Net Income shall include any payments from claims related to the Augusta Mill Acquisition, including representations and warranties insurance recovery or other related settlements.

“Consolidated Net Tangible Assets” means, with respect to any specified Person as of any date of determination, the sum of the amounts that would appear on a Consolidated balance sheet of such Person and its Consolidated Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of such Person and its Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated current liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a) the excess of cost over fair market value of assets or businesses acquired;

(b) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of such Person immediately preceding the Closing Date as a result of a change in the method of valuation in accordance with GAAP;

(c) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d) minority interests in consolidated Subsidiaries held by Persons other than the specified Person or any Subsidiary;

(e) treasury stock; and

(f) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of capital stock to the extent such obligation is not reflected in Consolidated current liabilities.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Borrower or any Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and fair market value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Borrower or any Subsidiary in connection with such Acquisition, (d) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP in connection with such Acquisition, (e) all amounts paid in respect of covenants not to compete and consulting agreements, and other affiliated contracts in connection with such Acquisition, in each case, that should be recorded on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP, and (f) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Borrower shall be valued in accordance with GAAP.

“Credit Facility” means the Revolving Credit Facility and/or the Term Loan Facility, in each case, established pursuant to Article II, as the context may require.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Current Ratio” means current assets under GAAP of the Borrower and its Subsidiaries divided by current liabilities under GAAP of the Borrower and its Subsidiaries on a Consolidated basis.

“Daily Simple SOFR Loan” means a Loan that bears interest at the Daily Simple SOFR Rate plus the Applicable Margin.

“Daily Simple SOFR Rate” means, for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s website, and (b) zero. If, by 5:00 p.m. on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR in respect of such Daily Simple SOFR Determination Date has not been published on the SOFR Administrator’s website and a Benchmark Transition Event with respect to the

Daily Simple SOFR Rate has not occurred, then the SOFR for such Daily Simple SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of the Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.14(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Intermediary or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, the L/C Intermediary or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s funding obligations hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent, the L/C Intermediary or the Borrower, to confirm in writing to the Administrative Agent, the L/C Intermediary or the Borrower, as applicable, that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the L/C Intermediary and the Borrower), (d) has become the subject of a Bail-in Action or has a direct or indirect parent company that has become the subject of a Bail-in Action or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Defaulting Voting Participant” means any Participant who would be a Defaulting Lender but for such Participant’s status as a Participant, including, by way of example, in the event a Participant failed to fund any of its participation obligations or pay any amount required to be paid by it in connection with such participation obligation, in each such example with respect to amounts owed by the Lender that sold the participation pursuant to the Loan Documents.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration within 180 days of receipt thereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a Subsidiary of such Person) of any property by any Credit Party or Subsidiary (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Capital Stock” means, with respect to any Person, any Equity Interest of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, prior to the ninety-first (91st) day after the Maturity Date, in each case, excluding cash in lieu of fractional shares of such Equity Interests, (b) requires the payment of any cash dividends, (c) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) or (b) above, in each case at any time prior to the ninety-first (91st) day after the Maturity Date, or (d) contains any repurchase obligation which may come into effect prior to the Facility Termination Date; provided, that, (x) any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or repurchase such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the ninety-first (91st) day after the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem or repurchase any such Equity Interests pursuant to such provisions prior to the Facility Termination Date, and (y) any Equity Interests of any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lenders” means (a) certain banks, financial institutions, other institutional lenders and other Persons that have been specified in writing to the Administrative Agent by the Borrower prior to the Closing Date, (b) competitors of the Borrower and its Subsidiaries and any affiliate of such competitor, in each case, that is identified in writing to the Administrative Agent by the Borrower from time to time and (c) any affiliates of the entities described in the foregoing clauses (a) or (b) that are clearly identifiable as affiliates of such entities solely on the basis of the similarity of their names (other than affiliates that constitute bona fide debt funds primarily investing in loans). In no event shall the designation of any Person as a Disqualified Lender apply (x) to disqualify any Person until three Business Days after such Person shall have been identified in writing to the Administrative Agent via electronic mail submitted to (or to such other address as the Administrative Agent may designate to the Borrower from time to time). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, this definition) or is otherwise party to a pending trade as of the date of such notice, (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means at any time, the Accounts of the Credit Parties which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Credit Parties or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days from the date of the original invoice therefor or more than 60 days from the original due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds 25% of the aggregate Eligible Accounts, but only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty contained in this Agreement or in any other Loan Document has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent (utilizing its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower)) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Credit Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by a Credit Party or if such Account was invoiced more than once or (ii) for which the goods giving rise to such Account have been shipped to the Account Debtor by FOB destination and such goods have not yet been received by the Account Debtor;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason or which is subject to a chargeback;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or substantially all of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed in any currency other than Dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate of any Credit Party or any employee, officer, director, agent or stockholder of any Credit Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Credit Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Credit Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Credit Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s) with respect to which any Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Credit Party created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than a Credit Party has or has had an ownership interest in such goods, or which indicates any party other than a Credit Party as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) which is a foreign Account unless such Account is backed by (i) a Letter of Credit acceptable to the Administrative Agent in its Permitted Discretion and which is, if requested by the Administrative Agent, in the possession of, and is directly drawable by, the Administrative Agent or (ii) other credit support acceptable to the Administrative Agent in its sole discretion;

(x) which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) may not be paid by reason of the Account Debtor’s inability to pay; or

(y) which is owed by an Account Debtor for which any accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables owing by such Account Debtor or its Affiliates is subject to a securitization transaction permitted hereunder.

In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Credit Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion, following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower, with any such changes to be effective four Business Days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.8(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.8(b)(iii)).

“Eligible Finished Goods” means, Eligible Inventory that (a) is located in the United States and (b) constitutes finished goods to be sold by the Borrower in the ordinary course of business of the Borrower, excluding Eligible Raw Materials and Supplies, Eligible Log Inventory, Eligible Pulp Inventory and Eligible Inventory constituting work-in-process.

“Eligible Inventory” means at any time, the Inventory of the Credit Parties which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than a Credit Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having an interest therein;

(f) which is not finished goods;

(g) which constitutes subassemblies, operating supplies, store room supplies, packaging supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(h) which is in transit with a common carrier from vendors and suppliers;

(i) which is Eligible Raw Materials and Supplies;

(j) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower);

(k) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(l) which is a discontinued product or component thereof;

(m) which is the subject of a consignment by the applicable Credit Party as consignor;

(n) which is perishable;

(o) which contains or bears any intellectual property rights licensed to the applicable Credit Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(p) which is not reflected in a current perpetual inventory report or on the general ledger of the Credit Parties (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(q) for which reclamation rights have been asserted by the seller;

(r) which has been acquired from a Sanctioned Person;

(s) which the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) determines is unacceptable; or

(t) Inventory constituting work-in-process.

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion, after consultation (to the extent practicable) with the Borrower, with any such changes to be effective four Business Days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Log Inventory” and “Eligible Pulp Inventory” means at any time, the log, chips and sawdust and the pulp, as applicable, Inventory of the Credit Parties which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Log Inventory and Eligible Pulp Inventory shall not include any log, chip or sawdust or any pulp Inventory that is not Eligible Inventory, other than solely as a result of failing to satisfy clause (f) of the definition thereof.

“Eligible Raw Materials and Supplies” means raw materials, operating supplies, store room supplies or packaging supplies used or consumed by the Credit Parties in the ordinary course of business in the manufacture or production of other inventory (for the avoidance of doubt, “Eligible Raw Materials and Supplies” shall not include any Eligible Inventory, Eligible Log Inventory or Eligible Pulp Inventory), that is located in the United States, and which the Administrative Agent determines in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Raw Materials and Supplies shall not include any materials or supplies:

(a) which are not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) which is, in the Administrative Agent’s Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), slow moving, obsolete, defective, used, or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than a Credit Party shall (i) have any direct or indirect ownership, interest or title to such materials or supplies or (ii) be indicated on any purchase order or invoice with respect to such materials or supplies as having an interest therein;

(f) which is in transit with a common carrier from vendors and suppliers;

(g) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) an appropriate Reserve has been established by the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower);

(h) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor;

(i) which is a component of a discontinued product;

(j) which is the subject of a consignment by the applicable Credit Party as consignor;

(k) which is perishable;

(l) which contains or bears any intellectual property rights licensed to the applicable Credit Party unless the Administrative Agent is reasonably satisfied that it may sell or otherwise dispose of such materials or supplies without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such materials or supplies under the current licensing agreement;

(m) for which reclamation rights have been asserted by the seller;

(n) which has been acquired from a Sanctioned Person; or

(o) which the Administrative Agent in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower) determines is unacceptable.

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion, after consultation (to the extent practicable) with the Borrower, with any such changes to be effective four Business Days after delivery of notice thereof to the Borrower and the Lenders; provided that if consultation with the Borrower and/or notice to the Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Account” has the meaning set forth in the Guarantee and Collateral Agreement.

“Excluded Assets” has the meaning set forth in the Guarantee and Collateral Agreement.

“Excluded Subsidiary” means (a) any Immaterial Subsidiary, (b) any non-Wholly-Owned Subsidiary to the extent the organization documents thereof prohibit it from guaranteeing the Obligations and such prohibition (i) existed on the Closing Date or (ii) existed at the time such non-Wholly-Owned Subsidiary became a Subsidiary of a Borrower, so long as (A) the Credit Party attempted in good faith to prevent the inclusion of such prohibition in the non-Wholly-Owned Subsidiary’s organization documents if such organization documents were adopted or amended (excluding amendments solely to reflect the ownership, name, and capital contribution of the Credit Party) at the time the non-Wholly-Owned Subsidiary became a Subsidiary of the Credit Party and (B) the Credit Party did not otherwise include such prohibition in the organization documents for the sole purpose of causing the Equity Interests of the non-Wholly-Owned Subsidiary to be excluded as a Subsidiary Guarantor, (c) any Subsidiary that is prohibited or restricted by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date such Subsidiary was acquired (so long as such contractual obligation was not entered into in contemplation of such acquisition) from guaranteeing the Obligations or which would require a non-ministerial governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, licensor authorization has been received (the Credit Parties being under no obligation to obtain such consent, approval or licensor authorization), (d) any CFC or CFC Holding Company, (e) any Domestic Subsidiary of a Foreign Subsidiary, (f) not-for-profit Subsidiaries and captive insurance companies and (g) any Subsidiary whose provision of a guarantee would have a cost (including tax cost), burden, difficulty or consequence that is excessive in relation to the value afforded thereby as agreed between the Borrower and Administrative Agent. Each Excluded Subsidiary as of the Closing Date is set forth on Schedule 5.15.

“Excluded Swap Obligation” means, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee under the Guarantee and Collateral Agreement of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any “keepwell”, support or other agreement for the benefit of such Subsidiary Guarantor and any and all guarantees of such Subsidiary Guarantor’s Swap Obligations by other Credit Parties) at the time the Guarantee under the Guarantee and Collateral Agreement of such Subsidiary Guarantor, or grant by such Subsidiary Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guarantee or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Note or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in a Loan, Note or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning assigned to it in the recitals.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Intermediary shall have been made).

“Farm Credit Administration” means that certain agency known as the Farm Credit Administration that derives its authority from the Farm Credit Act of 1971.

“Farm Credit Equities” has the meaning assigned thereto in Section 6.11.

“Farm Credit Lender” means a lending institution (including any wholly-owned subsidiaries) organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the separate fee letter agreement dated as of August 18, 2026 between the Borrower and AgWest.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Fixed Rate” means, for any Fixed Rate Loan and for the applicable Interest Period, a rate equal to the applicable Rate Pricing Index, as made available by AgWest pursuant to procedures and documentation set forth on Schedule 1.1(a) hereto.

“Fixed Rate Loan” means any Loan bearing interest at a rate based upon a Fixed Rate as provided in Section 3.1(a).

“Flood Hazard Property” means any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Insurance Laws” means, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert–Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Group Member, any ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not such plan is subject to ERISA) that is not subject to US law and is maintained or contributed to by any Group Member, or ERISA Affiliate or any other entity related to a Group Member on a controlled group basis.

“Foreign Plan Event” means with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FPF Account” means an interest-bearing account established with AgWest or AgWest’s Affiliates into which AgWest’s borrowers may deposit excess cash to cover future loan payments or withdraw funds for eligible purposes.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Intermediary, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members” means the collective reference to the Borrower and its Subsidiaries.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of the kind described in clauses (a) through (g) of the definition thereof or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed or expressly undertaken by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee and Collateral Agreement” means the Second Amended and Restated Guarantee and Collateral Agreement, dated as of the Closing Date, executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit J.

“Hazardous Materials” means any substances or materials (a) which are defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) the presence of which require investigation or remediation under any Environmental Law or common law or (c) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that at the time it enters into a Swap Contract not prohibited under Articles VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement and provided further that for any of the foregoing to be included as a “Secured Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“Honor Date” has the meaning specified in Section 2.6(c)(i).

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that (a) as of the last day of the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.1(a) or 6.1(b), did not have, individually, net tangible assets in excess of two and one-half percent (2.5%) of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries as of such date, and (b) for the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.1(a) or 6.1(b), did not have, individually, EBITDA in excess of two and one-half percent (2.5%) of the Consolidated EBITDA for such period; provided, that, (i) if, as of any date of determination, as of the last day of the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.1(a) or 6.1(b), the net tangible assets of all then-existing Immaterial Subsidiaries as of such date exceeds five percent (5%) of the Consolidated Net Tangible Assets of the Borrower and its Subsidiaries as of such date, or (ii) if, as of any date of determination, for the four consecutive fiscal quarter period of the Borrower most recently ended on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 6.1(a) or 6.1(b), EBITDA of all then-existing Immaterial Subsidiaries exceeds five percent (5%) of the Consolidated EBITDA for such period, then, in any such case, the Borrower shall designate one or more then-existing Immaterial Subsidiaries as not qualifying as Immaterial Subsidiaries, such that, as a result thereof, the net tangible assets and/or EBITDA, as applicable, of all Immaterial Subsidiaries in the aggregate do not exceed the limits set forth in this proviso. Each Immaterial Subsidiary as of the Closing Date is set forth on Schedule 5.15.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations (including, without limitation, earnout obligations) of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days, (ii) deferred compensation payable to directors, officers or employees of any Group Member and (iii) any purchase price adjustment or earnout obligation until such adjustment or obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any redeemable preferred Disqualified Capital Stock in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Loan Documents, neither a Tax Incentive Transaction nor any obligations arising in connection therewith shall constitute Indebtedness.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all registrations and applications therefor, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Period” means, (a) as to a Fixed Rate Loan, the period of (or approximately) one, three or five years commencing on the date such Fixed Rate Loan is disbursed or converted to or continued as a Fixed Rate Loan in accordance with the procedures set forth on Schedule 1.1(a) and ending on End Date (as defined in Schedule 1.1(a)) and (b) as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one or three months thereafter, in each case, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(x) in the case of any Interest Period for a Term SOFR Loan:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date;

(iv) there shall be no more than five Interest Periods in effect at any time with respect to each Credit Facility; and

(y) in the case of any Interest Period for a Fixed Rate Loan:

(i) such Interest Period shall end on the corresponding 1- or 3-year anniversary of the first day of the month following the Effective Date (as defined in Schedule 1.1(a)) if the Effective Date is not the first day of a month or the corresponding anniversary of the Effective Date if such Effective Date is the first day of a month (or, if applicable, shall end on the Maturity Date);

(ii) no Interest Period shall extend beyond Maturity Date;

(iii) there shall be no more than five Interest Periods in effect at any time; and

(iv) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day.

“Inventory” has the meaning set forth in Article 9 of the UCC.

“Investment” means, as to any person or entity, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. For the avoidance of doubt, notwithstanding anything to the contrary contained in the Loan Documents, a Tax Incentive Transaction shall not constitute an Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Intermediary and the Borrower (or any Subsidiary) or in favor of the L/C Intermediary and relating to any such Letter of Credit.

“Joint Venture” means a joint venture, partnership or other similar arrangement entered into by the Borrower or any Subsidiary, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary be considered a Joint Venture.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage with respect to the Revolving Credit Facility.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Intermediary” means AgWest in its capacity as the facilitator of Letters of Credit if requested hereunder and as the obligor under a global agreement regarding letters of credit, in each case, with respect to any Letters of Credit issued by L/C Issuer, for the ultimate account of the Borrower.

“L/C Issuer” means CoBank, ACB or any replacement financial institution designated by the L/C Intermediary reasonably acceptable to the Borrower.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts with respect to Letters of Credit, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.13. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Lenders identified on the signature pages hereto and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 3.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit issued pursuant hereto providing for the payment of cash upon the honoring of a presentation thereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit and the standby letter of credit reimbursement agreement attached thereto.

“Letter of Credit Expiration Date” means the letter of credit expiration date as set forth in the applicable Letter of Credit.

“Letter of Credit Fee” has the meaning specified in Section 2.6(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the aggregate Revolving Commitments and (b) $10,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the aggregate Revolving Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means any Investment that the Borrower or a Subsidiary is contractually committed to consummate (it being understood that such commitment may be subject to conditions precedent, which conditions precedent may be amended, satisfied or waived in accordance with the applicable agreement) within 365 days and whose consummation is not conditioned on the availability or, on obtaining, third party financing.

“Loan Documents” means, collectively, this Agreement, each Note, the Security Documents and the Fee Letter and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loans” means any loan made to the Borrower pursuant to Section 2.1 (including as may be converted or continued in accordance with Article 3), and all such loans collectively as the context requires.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the business, property, assets, or liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform the obligations under the Loan Documents to which they are a party or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Credit Parties in excess of $47,500,000.

“Material Indebtedness” means Indebtedness (other than the Loans) of any one or more of the Credit Parties in an aggregate principal amount of $20,000,000 or more. For purposes of determining Material Indebtedness, the “principal amount” of any Swap Obligation at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower and/or any Credit Party would be required to pay if the applicable Swap Contract were terminated at such time.

“Material Real Property” means any fee-owned real property located in the United States that is owned by any Credit Party with a fair market value in excess of $15,000,000 (and, in any event, shall include the fee-owned real properties of the Credit Parties listed on Schedule 5.19(b)).

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, radioactivity, and any other substances, materials or wastes, that are regulated pursuant to or that could give rise to liability under any Environmental Law.

“Maturity Date” means the earlier to occur of (a) September 18, 2031 and (b) the date of termination of the Aggregate Commitments pursuant to Section 8.2(a).

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 102% of the Fronting Exposure of the L/C Intermediary with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 3.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 102% of the outstanding principal amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Intermediary in their reasonable sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee mortgages, deeds of trust, deeds and other similar security documents executed by a Credit Party that purport to grant a Lien to the Administrative Agent (or a trustee for the benefit of the Administrative Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means, as of the Closing Date, any owned property of a Credit Party listed on Schedule 5.19(b) and, thereafter, shall include each other Material Real Property with respect to which a Mortgage is granted pursuant to Section 6.9(b).

“Mortgaged Property Support Documents” means with respect to any real property subject to a Mortgage, the following documents: (a) if requested by the Administrative Agent, an as-built survey of the sites of the applicable Mortgaged Property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (b) below in a manner reasonably satisfactory to each of the Administrative Agent and such title insurance company, which shall be sufficient to delete any general printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the National Society of Professional Surveyors in 2026, including items 2, 3, 4, 6(a), 6(b), 7(a) ,7(b)(1), 7(c), 8, 9, 10, 13, 14, 16, 17 and 20 on Table A thereof; provided, however, that notwithstanding any of the foregoing to the contrary, (x) the surveys described above will not be required if any existing survey or other similar documentation, is available and survey coverage is available for the applicable title policy without the need for such new survey and (y) any survey identified on Schedule 6.12 as a post-closing obligation shall not be required to be delivered on or prior to the Closing Date; (b) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to the applicable Mortgaged Property, or an irrevocable commitment by such title insurance company to issue the same subject to no conditions except receipt of title fees and premiums and other customary or standard conditions which will be satisfied by the applicable Credit Party or Administrative Agent (as applicable) in the ordinary course of business, insuring the Administrative Agent’s valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent and customarily available in the applicable jurisdiction; (c) with respect to any Flood Hazard Property for which Administrative Agent has delivered a flood determination notice indicating the applicable Mortgaged Property is a Flood Hazard Property located in a community participating in the National Flood Insurance Program, copies of insurance policies or certificates of insurance of the Credit Parties evidencing compliance with Flood Insurance Laws; and (d) a recent Phase I environmental report or, if no recent Phase I environmental report is available, a completed environmental questionnaire on the form required by the Administrative Agent; provided, that, if no recent Phase I is available, the Administrative Agent may request the Credit Parties provide a Phase I environmental report.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Group Member or any ERISA Affiliate (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Group Member or any ERISA Affiliate) at least two of whom are not under common control, as such a Plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means in connection with any issuance of Indebtedness, any Disposition or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of the direct costs relating to such issuance of Indebtedness, Disposition or Recovery Event including attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Disposition or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any (i) reasonable reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds and (ii) any reasonable reserve or payment with respect to any liabilities associated with such asset or assets and retained by the Borrower after such sale or other disposition thereof, including, severance costs, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that upon release of any such reserve, the amount released shall be considered Net Cash Proceeds; and provided, further that upon reinvestment of any such proceeds in accordance with Section 2.3(b), such proceeds so reinvested shall cease to constitute Net Cash Proceeds hereunder.

“New Lender” has the meaning assigned thereto in Section 2.1(c).

“Non-Consenting Lender” means any Lender or Voting Participant that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders and Voting Participants or all affected Lenders and Voting Participants in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.6(b)(iii).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Loans made by such Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.2(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.3(d).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all obligations arising under agreements with respect to Secured Bank Products and Secured Hedge Agreements and (c) all other fees and commissions (including reasonable and documented attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders or the Administrative Agent, in each case under any Loan Document or under Secured Bank Products or Secured Hedge Agreements, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations of a Subsidiary Guarantor shall exclude any Excluded Swap Obligations with respect to such Subsidiary Guarantor.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12).

“Participant” has the meaning assigned thereto in Section 10.8(d).

“Participant Register” has the meaning assigned thereto in Section 10.8(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Group Member or any ERISA Affiliate or (ii) with respect to which any Group Member or any ERISA Affiliate has any actual or contingent liability.

“Permitted Acquisition” means an Acquisition by a Credit Party (the Person or division, line of business or other business unit of the Person to be acquired in such Acquisition shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Borrower and its Subsidiaries pursuant to the terms of the Loan Documents, in each case so long as:

(a) no Default shall then exist or would exist after giving effect thereto;

(b) the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the Acquisition on a Pro Forma Basis, the Credit Parties are in compliance with the financial covenants set forth in Section 7.11;

(c) the Administrative Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a first priority perfected security interest (subject to Permitted Liens) in all property (including, without limitation, Equity Interests) acquired with respect to the Target in accordance with the terms of Section 6.9 the Target, if a Person, shall become a party to the Guarantee and Collateral Agreement in accordance with the terms of Section 6.9;

(d) the Target shall have earnings before interest, taxes, depreciation and amortization for the four (4) fiscal quarter period prior to the acquisition date, and after giving effect to any pro forma adjustments reasonably acceptable to the Administrative Agent, in an amount greater than $0;

(e) such Acquisition shall not be a “hostile” Acquisition and shall have been approved by the board of directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target; and

(f) the Cost of Acquisition paid by the Credit Parties and their Subsidiaries for all Acquisitions made during the term of this Agreement shall not exceed $5,000,000; provided, however, that, commencing with the Fiscal Year of the Borrower ending December 31, 2028, so long as Consolidated EBITDA as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or 6.1(b) (which shall be no earlier than the fiscal quarter ending December 31, 2027) is greater than $135,000,000, the maximum Cost of Acquisition paid by the Credit Parties and their Subsidiaries for all Acquisitions made during the term of this Agreement shall be increased to $50,000,000.

“Permitted Discretion” means in respect of the adjustment of eligibility criteria and (without duplication) reserves with respect to the Borrowing Base collateral, a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower and in accordance with customary business practices for asset-based transactions.

“Permitted Encumbrances” means Liens permitted pursuant to Section 7.1(c), (d), (g) or (h); provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness (other than with respect to Section 7.1(h)).

“Permitted Liens” means the Liens permitted pursuant to Section 7.1.

“Permitted Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of property to the Borrower or any Subsidiary; provided, that, if the transferor of such property is a Credit Party then the transferee thereof must be a Credit Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; and (e) the sale or disposition of Cash Equivalents for fair market value.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA.

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pro Forma Basis” means with respect to the calculation of any ratio, test or covenant hereunder (including, without limitation, the calculation of the Consolidated Leverage Ratio for purposes of determining the Applicable Margin), such ratio, test or covenant being calculated after giving effect to (a) any Investment permitted hereunder (including, for the avoidance of doubt, the Augusta Mill Acquisition), (b) any Material Disposition, and (c) any assumption, incurrence, repayment or other Disposition of Indebtedness (all of the foregoing, including, for the avoidance of doubt, the Augusta Mill Acquisition, “Applicable Transactions”) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so designated, acquired or sold (to the extent available) and the consolidated financial statements of the Borrower and its Subsidiaries, which shall be reformulated as if all Applicable Transactions during the Applicable Reference Period, or subsequent to the Applicable Reference Period and on or prior to the date of such calculation, had been consummated at the beginning of such period (and shall include, with respect to any Acquisition permitted hereunder or Material Disposition, any adjustments calculated in accordance with (and subject to the requirements and limitations of) the last sentence of the definition of “Consolidated EBITDA”); provided that with respect to any assumption, incurrence, repayment or other Disposition of Indebtedness (i) if such Indebtedness has a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of calculation had been the applicable rate for the entire period (taking into account any Swap Obligations applicable to such Indebtedness if such Swap Obligation has a remaining term as at the date of calculation in excess of 12 months), (ii) interest on Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer to be the rate of interest implicit in such Capitalized Lease obligation in accordance with GAAP, (iii) interest on any Indebtedness under a revolving credit facility shall be based upon the average daily balance of such Indebtedness during the applicable period and (iv) interest on Indebtedness that may be optionally determined at an interest rate based upon a factor of a prime or similar rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate as the Borrower may designate.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“Qualified Capital Stock” means, with respect to any Person, any Equity Interest of such Person which is not Disqualified Capital Stock.

“Rate Pricing Index” has the meaning set forth in Schedule 1.1(a).

“Recipient” means (a) the Administrative Agent, (b) the L/C Intermediary, (c) the L/C Issuer and (d) any Lender, as applicable.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Credit Party.

“Register” has the meaning assigned thereto in Section 10.8(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal Effective Date” has the meaning assigned thereto in Section 9.6(b).

“Rent Reserve” means with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located and with respect to which the Administrative Agent has not received an executed bailee waiver or similar collateral access agreement in a form and substance reasonably satisfactory to the Administrative Agent, a reserve equal to three months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Required Lenders” means, at any time, Lenders and, subject to Section 10.8(d), Voting Participants having aggregate Commitments representing more than 50% of the aggregate Revolving Commitments and outstanding Loans under the Term Loan Facility or outstanding participations under the Term Loan Facility of all Lenders and Voting Participants (in each case, without duplication, and, for the avoidance of doubt, after taking into account any reductions in any selling Lender’s or Voting Participant’s voting rights in accordance with Section 10.8(d)). The Total Credit Exposure of any Defaulting Lender (or any Defaulting Voting Participant) shall be disregarded in determining Required Lenders at any time, and the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is L/C Intermediary in making such determination. Notwithstanding the foregoing, “Required Lenders” shall comprise no fewer than two Lenders that are not Affiliates of one another, unless (a) all Lenders or Voting Participants that are not Defaulting Lenders (or Defaulting Voting Participants) are Affiliates of one another or (b) there is only one Lender that is not a Defaulting Lender, and no Voting Participants at such time. With respect to any matter requiring the approval of Required Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 10.8(d) as to such matter.

“Requirement of Law” means as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitor or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Rescindable Amount” has the meaning assigned thereto in Section 9.10.

“Reserves” means any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion (following (to the extent practicable) reasonable prior notice to, and consultation with, the Borrower), to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Obligations, Bank Product Reserves, reserves for loggers’ liens, reserves for variance between perpetual inventory report and the general ledger of the Credit Parties, volatility reserves, Rent Reserves, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for changes in eligibility criteria, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for Swap Obligations, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Credit Party. Any changes to reserves shall be effective four (4) Business Days after delivery of notice thereof to the Borrower and the Lenders; provided, that, if consultation with the Borrower and/or notice to the Borrower and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that, such changes will become effective immediately prior to any borrowing that occurs during such four (4) Business Day period.

“Reset Reference Point” has the meaning assigned thereto in Section 3.1(e).

“Resignation Effective Date” has the meaning assigned thereto in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, and (d) any payment with respect to any earnout obligation.

“Revolving Commitment” means, as to each Lender, its obligation to make Revolving Loans to the Borrower pursuant to Section 2.1(b) and purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(b) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender pursuant to Section 3.13, as applicable, in each case, as such amount may be adjusted from time to time in accordance with this Agreement, including as may be reduced pursuant to Section 2.4 The aggregate principal amount of the Revolving Commitments of all the Lenders on the Closing Date is $200,000,000.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

“Revolving Credit Outstandings” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date plus such Lender’s Commitment Percentage with respect to the Revolving Credit Facility of the outstanding amount of all L/C Obligations.

“Revolving Loan” has the meaning assigned thereto in Section 2.1(b).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Credit Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Credit Party or such Subsidiary shall sell or transfer any property (real or personal) used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (on the Closing Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Bank Product” means any Bank Product provided to a Credit Party by a Bank Product Provider.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between any Credit Party and any of its Subsidiaries and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, the Bank Product Providers, the Hedge Banks, any other holder from time to time of any of any Obligations and, in each case, their respective successors and permitted assigns.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit K.

“Security Documents” means the collective reference to the Guarantee and Collateral Agreement, the Mortgages, any related Mortgaged Property Support Documents, and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any property or assets securing the Obligations.

“Seller” means Graphic Packaging International, LLC, a Delaware limited liability company.

“SOFR” means the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator) on the Federal Reserve Bank of New York’s website.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by the Administrative Agent in its reasonable discretion).

“SOFR Monthly Variable Base Rate” means, for any day during a given month, the interest rate calculated based on clause (b) of the definition of Term SOFR, rounded up to the nearest .05 percent; provided that the calculation of the SOFR Monthly Variable Base Rate shall be made on the first day of each month and remain constant for such month.

“SOFR Monthly Variable Base Rate Loan” means any Loan bearing interest at the SOFR Monthly Variable Base Rate as provided in Section 3.1(a).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Disposition” means any Disposition pursuant to Sections 7.5(i) or 7.5(o).

“Specified Share Repurchases” means Restricted Payments by the Borrower in the form of repurchases of its Equity Interests from its shareholders, as authorized by the Borrower’s board of directors from time to time.

“Subordinated Indebtedness” means Indebtedness incurred by any Credit Party which by its terms (a) is subordinated in right of payment to the prior payment of the Obligations and (b) contains other terms, including standstill, interest rate, maturity and amortization, and insolvency-related provisions, in all respects reasonably acceptable to the Administrative Agent.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower (other than Foreign Subsidiaries and Excluded Subsidiaries) in existence on the Closing Date or which become a party to the Guarantee and Collateral Agreement pursuant to Section 6.9.

“Successor Rate” means initially the Daily Simple SOFR Rate or, if a Benchmark Transition Event has occurred with respect thereto, the Benchmark Replacement.

“Supplier Agreement” means that certain Supplier Agreement dated as of June 11, 2019 between the Borrower and Citibank, N.A and any branch, subsidiary, or affiliate of Citibank acting as a purchaser thereunder, solely with respect to the Buyer identified on the pricing schedule thereto on the Closing Date.

“Swap Contract” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Contract”.

“Swap Obligation” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Contracts, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Contract transaction.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the Consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Tax Incentive Transaction” means any arrangement between any Credit Party and a Governmental Authority or entity (including any development authority) for the purpose of providing property tax incentives to such Credit Party structured as a Sale and Leaseback Transaction whereby such Governmental Authority or entity (a) acquires property from or on behalf of such Credit Party, (ii) leases such property back to a Credit Party (and such leasehold interest is pledged to the Administrative Agent pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent), (iii) if and to the extent such Governmental Authority issues the bonds to finance such acquisition, 100% of such bonds are purchased and held by a Credit Party, (iv) the rental payments on the lease (disregarding any amount that is concurrently repaid to a Credit Party in the form of debt service on any bonds or otherwise) does not exceed amounts such Credit Party would have paid in taxes and other amounts had the Sale and Leaseback Transaction not occurred, (v) the use of any assets by the Borrower or any of its Subsidiaries is not limited in any material respect in connection with such transaction, (vi) the aggregate amount of all such bonds and other obligations of the Borrower and its Subsidiaries shall not exceed $350,000,000 at any one time outstanding and (vii) such Credit Party has the option to terminate its lease and reacquire the property for nominal consideration (disregarding any additional consideration that is concurrently repaid to a Credit Party in the form of repayment of any bonds or otherwise) at any time; provided, that, if at any time any of the foregoing conditions shall cease to be satisfied, such transaction shall cease to be a Tax Incentive Transaction. For the avoidance of doubt, the transactions contemplated by the Augusta Mill Bond Documents (as defined in the Augusta Acquisition Agreement) shall constitute a Tax Incentive Transaction.

“Term Loan” has the meaning assigned thereto in Section 2.1(a).

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.1(a) in the principal amount set forth opposite such Lender’s name on Schedule 1.1(b). The aggregate principal amount of the Term Loan Commitments of all the Lenders as in effect on the Closing Date is $275,000,000.

“Term Loan Facility” means the term loan credit facility established pursuant to Article II.

“Term SOFR” means:

(a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date and a Benchmark Transition Event has not occurred with respect thereto, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and

(b) for any interest calculation with respect to a SOFR Monthly Variable Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing on that day; provided, that, if the rate is not published prior to 11:00 a.m. on such determination date and a Benchmark Transition Event has not occurred with respect thereto, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest based on the Term SOFR Rate as provided in Section 3.1(a).

“Term SOFR Rate” means the interest rate calculated based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by the SOFR Administrator and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Credit Exposure” means, as to any Lender at any time, sum of the unused Commitment and the aggregate principal amount of outstanding Loans of such Lender at such time.

“Total Revolving Credit Exposure” means, as to any Lender at any time, sum of the unused Revolving Commitment and the aggregate principal amount of outstanding Revolving Loans of such Lender at such time.

“Transfer Certificate” means a certificate executed by an officer of AgWest setting forth the name of the proposed assignee, the amount of the assignment, and any other material terms relating to the proposed assignment not otherwise set forth in the documentation required by this Agreement to be submitted to the Borrower in connection therewith and certifying to the Borrower that, after reasonable investigation and due diligence, AgWest has used its commercially reasonable efforts to identify a Farm Credit Lender and consummate the relevant assignment with a Farm Credit Lender; provided, that, AgWest shall be deemed to have undertaken a reasonable investigation and due diligence and used its commercially reasonable efforts to comply with the above if AgWest shall have drawn upon its existing Farm Credit Lender relationships based upon its customary practices in place at such time.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, as amended or modified from time to time, unless the context suggests the application of the Uniform Commercial Code of a different state.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.6(c)(i).

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.11(g).

“Voting Participant” has the meaning specified in Section 10.8(d).

“Voting Participant Notice” has the meaning specified in Section 10.8(d).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wholly-Owned Subsidiary” means as to any Person, any other Person that all of the Equity Interests of such Person (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the other Person and/or one or more of its Wholly-Owned Subsidiaries) is, directly or indirectly, owned or controlled by the other Person and/or one or more of its Wholly-Owned Subsidiaries.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.3 Accounting Terms. As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash,

Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or other Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) the concept of “letters of credit” shall be construed to include banker’s acceptances. Each Applicable Transaction by the Borrower and its Subsidiaries that is consummated during any Reference Period shall, for purposes of determining compliance with the financial covenants set forth in Section 7.11, for purposes of determining the Applicable Margin and for purposes of any other calculation of any ratio or test hereunder (including the Consolidated Leverage Ratio), be given effect on a Pro Forma Basis as of the first day of such Reference Period.

Section 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.8 Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate used to calculate interest pursuant to Section 3.1(a) for purposes of a Term SOFR Loan, a SOFR Monthly Variable Base Rate Loan or Daily Simple SOFR Loan (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service. For the avoidance of doubt, this Section 1.8 does not alter or impair the rights and obligations of the Administrative Agent otherwise expressly set forth in this Agreement.

Section 1.9 Guarantees. Unless otherwise specified, the amount of any obligations with respect to a Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

Section 1.10 Covenant Compliance Generally. For purposes of determining compliance under Article VII, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Article VII, with respect to any amount in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time of such applicable incurrence; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

Section 1.11 Conforming Changes Relating to Term SOFR. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 1.12 Limited Condition Transactions. Notwithstanding anything in this Agreement or any Loan Document to the contrary, when determining the accuracy of any representation or warranty in connection with a Limited Condition Transaction or whether any Default or Event of Default has occurred, is continuing or would result from any action, the date of determination of the accuracy of such representation or warranty (but taking into account any earlier date specified therein) or whether any Default or Event of Default has occurred, is continuing or would result therefrom shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”). Upon such LCT Election, such representations and warranties and absence of defaults shall be calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Applicable Reference Period ending prior to the LCT Test Date for which financial statements are available and, if, on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such representations and warranties or absence of defaults are breached as a result of a change in facts and circumstances or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such representations and warranties and absence of defaults will not be deemed to have been breached, or otherwise failed, as a result of such changed circumstances solely for purposes of determining whether the Limited Condition Transaction and any related transactions is permitted hereunder and (ii) compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction.

Section 1.13 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

CREDIT FACILITIES

Section 2.1 The Credit Facilities.

(a) The Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each applicable Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date, in an aggregate amount not to exceed the amount of such Lender’s Term Loan Commitment. Amounts borrowed under this Section 2.1(a) and repaid or prepaid may not be reborrowed. The Term Loan Commitments shall automatically terminate upon the making of the Term Loan on the Closing Date.

(b) Revolving Borrowings. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each applicable Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time from the Closing Date to the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that, however, that after giving effect to any borrowings of Revolving Loans, (i) the Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Commitments of all Lenders, (ii) the Total Revolving Credit Exposure of any Lender shall not at any time exceed such Lender’s Revolving Commitment and (iii) the Revolving Credit Outstandings of all Lenders shall not exceed the Borrowing Base at such time (determined based on the most recent Borrowing Base Certificate delivered pursuant to Section 6.2(b)). Each Revolving Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Maturity Date.

(c) Accordion Option. (i) After the receipt of the financial statements required by Section 6.1(a) for the Fiscal Year of the Borrower ending December 31, 2027, the Borrower may from time to time request an increase in the aggregate amount of the Revolving Credit Facility (each such increase, an “Accordion Increase”), in each case in accordance with this Section 2.1(c); provided, that, (x) the aggregate principal amount of all Accordion Increases made pursuant to this Section 2.1(c) shall not exceed $100,000,000 (the “Maximum Aggregate Increase Amount”), (y) each requested Accordion Increase shall not be less than $20,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire remaining unused accordion amount and (z) the aggregate Revolving Commitments after giving effect to any Accordion Increase hereunder shall not exceed $300,000,000.

(ii) Increasing Lenders; New Lenders.

(A) Offer to Lenders or New Lenders. The Borrower may offer to one or more Lenders and Voting Participants, without duplication, or new lenders that would be Eligible Assignees, the opportunity (but not the obligation), in such amounts as the Borrower may determine, to participate in the Accordion Increase by increasing such Lender’s Commitment or, in the case of a new lender, by issuing a Commitment under the Revolving Credit Facility. No Lender or Voting Participants shall be obligated to participate in any such Accordion Increase.

(B) Increasing Lenders. Each of the current Lenders increasing its Revolving Commitment in connection with an Accordion Increase (each an “Increasing Lender”) shall confirm such agreement pursuant to an acknowledgement in a form reasonably acceptable to the Administrative Agent, signed by it and the Borrower and delivered to the Administrative Agent.

(C) New Lenders. Each new lender (if any) joining this Agreement to provide a Revolving Commitment in connection with an Accordion Increase (each a “New Lender”) shall be subject to the approval of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld).

(D) New Lender Joinder. Each New Lender shall execute a lender joinder in a form reasonably acceptable to the Administrative Agent.

(iii) Facility Increase Notice. If one or more subscriptions to participate in a requested Accordion Increase are obtained, the Administrative Agent shall provide to each applicable Lender a notice setting forth (i) the amount and terms of the Accordion Increase and, after giving effect thereto, the aggregate Commitments and (ii) the effective date of the Accordion Increase.

(iv) Conditions to and Implementation of an Accordion Increase. On the effective date of an Accordion Increase:

(A) Notes; Corporate Authorization; Payment of Fees. The Borrower shall (x) execute and deliver a replacement promissory note for any Increasing Lender that may require one, and (y) pay to the Administrative Agent (and, if applicable, the Arranger) such fees as may be described in any applicable fee letter, to be retained by the Administrative Agent (and, if applicable, the Arranger) or distributed to other Lenders subscribing to the Accordion Increase, as provided therein, all of which shall be conditions to effectiveness of the Accordion Increase;

(B) Records. The Administrative Agent shall record in the Register the new or adjusted Revolving Commitment and Commitment Percentage of each Lender, after giving effect to the Accordion Increase;

(C) Confirmation. The Administrative Agent shall confirm, in writing, that the Accordion Increase has become effective and that the aggregate Commitments have been increased by the amount thereof; and

(D) Borrower Certificate. As a condition precedent to the effectiveness of an Accordion Increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower (i) certifying that, immediately before and upon giving effect to the Accordion Increase, the conditions set forth in Section 4.2 (but, in the case of a Limited Condition Transaction, subject to Section 1.12) are satisfied and (ii) certifying and attaching all necessary resolutions, consents and/or approvals of the Borrower approving or consenting to such Accordion Increase.

(v) Terms of Accordion Increase. For the avoidance of doubt, each commitment increase and/or new commitment made in connection with an Accordion Increase to the existing Revolving Credit Facility shall constitute an applicable Revolving Commitment hereunder, each loan made in connection with an Accordion Increase to the existing Revolving Credit Facility shall constitute a Revolving Loan hereunder, and each such commitment and loan shall be subject to the same terms and conditions as all other Revolving Commitments and Revolving Loans.

Section 2.2 Procedure for Advances of Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 1:00 p.m. (i) on the same Business Day as each SOFR Monthly Variable Base Rate Loan, (ii) at least three Business Days before each Term SOFR Loan and (iii) as set forth on Schedule 1.1(a) for any Fixed Rate Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to SOFR Monthly Variable Base Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof (if the then aggregate Revolving Commitments are less than $1,000,000, such lesser amount), (y) with respect to Term SOFR Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (if the then aggregate Revolving Commitments are less than $1,000,000, such lesser amount) or (x) with respect to Fixed Rate Loans in an aggregate principal amount of $15,000,000 or a whole multiple of $1,000,000 in excess thereof (if the then aggregate Revolving Commitments are less than $1,000,000, such lesser amount), (C) whether the Loans are to be Term SOFR Loans, SOFR Monthly Variable Base Rate Loans or Fixed Rate Loans and (D) in the case of a Term SOFR Loan or a Fixed Rate Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as SOFR Monthly Variable Base Rate Loans. If the Borrower requests a borrowing of Term SOFR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Loans. Not later than 1:00 p.m. on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Loans to be made on such borrowing date. The Administrative Agent shall promptly disburse the proceeds received and the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time; provided, however, that, if, on the date of a borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, as applicable and second, shall be made available to the Borrower as provided above. Subject to Section 3.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan.

Section 2.3 Repayment and Prepayment of Credit Facilities.

(a) Repayment.

(i) Revolving Loans. The Borrower hereby agrees to repay to the applicable Lenders the outstanding principal amount of all Revolving Loans in full on the applicable Maturity Date, together with all accrued but unpaid interest thereon.

(ii) Term Loans. Beginning on December 1, 2027, the Borrower shall repay to the applicable Lenders the principal amount of Term Loans in successive annual installments of principal, payable on December 1, 2027 and on December 1 of each subsequent year, in an amount equal to $5,500,000. The aggregate principal payment due on the applicable Maturity Date shall be in the amount necessary to pay all remaining unpaid principal on the Term Loans.

(b) Mandatory Prepayments.

(i) Upon receipt by any Credit Party or any Subsidiary of the Net Cash Proceeds of any issuance or incurrence of Indebtedness other than Indebtedness that is permitted under this Agreement, the Borrower shall prepay the Term Loans in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds. Such prepayment shall be made within three Business Days after the receipt of any such Net Cash Proceeds.

(ii) The Borrower shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds received by the Credit Parties from Specified Dispositions, to the extent such proceeds exceed $15,000,000 in any Fiscal Year of the Borrower; provided, however, that notwithstanding the foregoing, the Credit Parties may reinvest (or commit to reinvest) such Net Cash Proceeds in assets used or useful in the business of the Credit Parties and their Subsidiaries within (i) twelve (12) months following the receipt of such Net Cash Proceeds or (ii) eighteen (18) months following the receipt of such Net Cash Proceeds in the event that the Borrower or any other Credit Party shall have entered into a binding commitment within twelve (12) months following the receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds in the business of the Borrower or another Credit Party, it being understood and agreed that pending the reinvestment of such Net Cash Proceeds, such proceeds shall be held by a Credit Party and available for general working capital purposes.

(iii) The Borrower shall prepay the Term Loans in an amount equal to 100% of the Net Cash Proceeds of any settlement of or payment in respect of any Recovery Event, to the extent such proceeds exceed $15,000,000 in any Fiscal Year of the Borrower; provided, however, that notwithstanding the foregoing, the Credit Parties may reinvest (or commit to reinvest) such Net Cash Proceeds in assets used or useful in the business of the

Credit Parties and their Subsidiaries within (i) twelve (12) months following the receipt of such Net Cash Proceeds or (ii) eighteen (18) months following the receipt of such Net Cash Proceeds in the event that the Borrower or any other Credit Party shall have entered into a binding commitment within twelve (12) months following the receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds in the business of the Borrower or another Credit Party, it being understood and agreed that pending the reinvestment of such Net Cash Proceeds, such proceeds shall be held by a Credit Party and available for general working capital purposes.

(iv) Mandatory prepayments received pursuant to this Section 2.3(b), shall be applied ratably to outstanding Term Loans as directed by the Borrower.

(v) Such prepayments shall be accompanied by any amount required to be paid pursuant to Section 3.9 or Schedule 1.1(a). Notwithstanding any of the other provisions of this Section 2.3(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment is required to be made under this Section 2.3(b), prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.3(b) in respect of any Fixed Rate Loan or Term SOFR Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a blocked account at the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.3(b). Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

(vi) Notwithstanding the foregoing, mandatory prepayments with respect to Net Cash Proceeds of Specified Dispositions or a Recovery Event received by Foreign Subsidiaries shall be limited to the extent that the Borrower determines that such prepayment would result in material adverse tax consequences related to the repatriation of funds or such repatriation would be prohibited by Applicable Law.

(c) Revolver Overadvances. If on any date, the outstanding principal amount of all Revolving Loans then outstanding exceeds the combined Revolving Commitments of the Lenders, the Borrower shall immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Loans and/or Cash Collateralize the L/C Obligations by an amount equal to the applicable excess; provided, however, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.3(c) unless after the prepayment in full of the Revolving Loans, the outstanding principal amount of all Revolving Loans then outstanding exceeds the combined Revolving Commitments of the Lenders.

(d) Optional Prepayments. The Borrower may at any time and from time to time prepay Loans, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as each SOFR Monthly Variable Base Rate Loan or Daily Simple SOFR Loan, (ii) at least three Business Days before each Term SOFR Loan and (iii) as set forth on Schedule 1.1(a) for any Fixed Rate Loan, specifying the date and amount of prepayment and whether the prepayment is of Term SOFR Loans, SOFR Monthly Variable Base Rate Loans, Daily Simple SOFR Loans, Fixed Rate Loans or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. A Notice of Prepayment received after 1:00 p.m. Eastern shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof or Schedule 1.1(a) hereto. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all or a portion of the Credit Facilities with the proceeds of such refinancing or of any incurrence of Indebtedness, or of the net cash proceeds of a Disposition or the issuance of Equity Interests or any other transaction specified in such Notice of Prepayment, may be, if expressly so stated to be, contingent upon the consummation of such refinancing, incurrence, receipt, issuance or other transaction and may be revoked by the Borrower in the event any of the foregoing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.9 or Schedule 1.1(a)). Prepayments under this Section 2.3(d) shall be applied as directed by the Borrower (with respect to both principal amortization payments and Credit Facility) and shall not be required to be applied to the outstanding Loans under each Credit Facility on a pro rata basis.

(e) Limitation on Prepayment of Term SOFR Loans and Fixed Rate Loans. The Borrower may not prepay any Term SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 3.9 hereof or Schedule 1.1(a) hereto. The Borrower may not prepay any Fixed Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Schedule 1.1(a).

(f) Swap Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Swap Contract entered into with respect to the Loans.

Section 2.4 Permanent Reduction of the Revolving Commitments.

(a) Optional Reduction. The Borrower shall have the right at any time and from time to time, upon at least three Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the Revolving Commitments or the Letter of Credit Sublimit at any time or (ii) portions of the Revolving Commitments or the Letter of Credit Sublimit, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Commitment Percentage with respect to the Revolving Credit Facility. All Commitment Fees accrued until the effective date of any termination of the Revolving Commitments shall be paid on the effective date of such termination. The Borrower shall not terminate or reduce the Letter of Credit Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, aggregate outstanding L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit. The amount of any Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless specified by the Borrower or otherwise required under Section 2.4(c) Notwithstanding the foregoing, any notice to reduce the Revolving Commitments delivered in connection with any refinancing of all or a portion of the Revolving Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness, or of the net cash proceeds of a Disposition or the issuance of Equity Interests or any other transaction specified in such notice may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by the Borrower in the event such refinancing is not consummated (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.9 or Schedule 1.1(a)).

(b) Corresponding Payment. Each permanent reduction permitted pursuant to Section 2.4(a) shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Loans after such reduction to the aggregate Revolving Commitments as so reduced. Such prepayment shall be applied as directed by the Borrower. Any reduction of the Revolving Commitments to zero shall be accompanied by payment of all outstanding Revolving Loans and shall result in the termination of the Revolving Commitments and the Revolving Credit Facility. If the reduction of the Revolving Commitments pursuant to Section 2.4(a) requires the repayment of any Term SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.9 hereof. If the reduction of the Revolving Commitments pursuant to Section 2.4(a) requires the prepayment of any Fixed Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Schedule 1.1(a).

(c) At no time shall the Letter of Credit Sublimit, as applicable, exceed the Revolving Commitments of the Lenders at such time. Any reduction of the Revolving Commitments, which reduces Revolving Commitments of the Lenders below the then-current amount of the Letter of Credit Sublimit shall result in an automatic corresponding reduction of the Letter of Credit Sublimit to the amount of the Revolving Commitments of the Lenders, as so reduced, without any action on the part of the Administrative Agent, the L/C Intermediary or any other Lender.

Section 2.5 Termination of Revolving Credit Facility. The Revolving Credit Facility and the aggregate Revolving Commitments thereunder shall terminate on the Maturity Date.

Section 2.6 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) The subfacility for Letters of Credit provided to the Borrower under this Section 2.6 is structured in a manner that involves a direct contractual relationship between the L/C Issuer, as the issuer of the Letter of Credit, and the L/C Intermediary or the Borrower, as applicable, as the immediate account party in respect of each Letter of Credit.

(ii) Subject to the terms and conditions set forth herein, (A) the L/C Intermediary agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.6, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to cause the L/C Issuer to issue Letters of Credit denominated in Dollars for the account of the L/C Intermediary for the benefit of the Borrower or any of its Subsidiaries (or directly for the account of the Borrower), and to cause the L/C Issuer to amend or extend Letters of Credit previously issued by the L/C Issuer, in accordance with clause (b) below, and (2) to cause the L/C Issuer to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the total Revolving Credit Outstandings of all Lenders shall not exceed the Revolving Credit Facility in effect at such time, (x) the Revolving Credit Outstandings of all Lenders shall not exceed the Borrowing Base at such time (determined based on the most recent Borrowing Base Certificate delivered pursuant to Section 6.2(b)), (y) the Revolving Credit Outstandings of any Lender shall not exceed such Lender’s Revolving Commitment in effect at such time and (z) the outstanding amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(iii) The L/C Intermediary shall not cause the L/C Issuer to issue any Letter of Credit if:

(A) subject to Section 2.6(a)(iv), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or extension, unless the Required Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iv) The L/C Intermediary shall not be under any obligation to cause the L/C Issuer to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit (or the L/C Intermediary from requesting the L/C Issuer to issue such Letter of Credit) or any Applicable Law applicable for the L/C Intermediary or any request or directive from any Governmental Authority with jurisdiction over the L/C Issuer or the L/C Intermediary shall prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Intermediary (either directly, or indirectly as a result of a charge by the L/C Issuer) with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Intermediary is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Intermediary (either directly, or indirectly as a result of a charge by the L/C Issuer) any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Intermediary in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the L/C Intermediary applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent, the L/C Issuer and the L/C Intermediary, such Letter of Credit is in an initial stated amount less than $50,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; or

(E) any Lender is at that time a Defaulting Lender, unless the L/C Intermediary has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Intermediary (in its reasonable sole discretion) with the Borrower or such Lender to eliminate the L/C Intermediary’s actual or potential Fronting Exposure (after giving effect to Section 2.6(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Intermediary has actual or potential Fronting Exposure, as it may elect in its reasonable sole discretion.

(v) The L/C Intermediary shall not permit the amendment of any Letter of Credit if the L/C Intermediary would not be permitted at such time to cause the L/C Issuer to issue the Letter of Credit in its amended form under the terms hereof.

(vi) The L/C Intermediary shall be under no obligation to cause the L/C Issuer to amend any Letter of Credit if (A) the L/C Intermediary would have no obligation at such time to cause the L/C Issuer to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vii) The L/C Intermediary shall act on behalf of the Lenders with respect to any Letters of Credit issued by the L/C Issuer and the documents associated therewith, and the L/C Intermediary shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Intermediary in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Intermediary with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Intermediary.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Intermediary (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Intermediary, by personal delivery or by any other means acceptable to the L/C Intermediary. Such Letter of Credit Application must be received by the L/C Intermediary and the Administrative Agent not later than 12:00 noon at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Intermediary may agree in a particular instance in their reasonable sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Intermediary: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Intermediary may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Intermediary (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Intermediary may require. Additionally, the Borrower shall furnish to the L/C Intermediary and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Intermediary or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Intermediary will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Intermediary will provide the Administrative Agent with a copy thereof. Unless the L/C Intermediary has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Intermediary shall, on the requested date, cause the L/C Issuer to issue a Letter of Credit for the account of the L/C Intermediary or the Borrower, as applicable, for the ultimate account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Intermediary’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Intermediary a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage with respect to the Revolving Credit Facility times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Intermediary may, in its reasonable sole discretion and in consultation with the L/C Issuer, agree to cause the L/C Issuer to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Intermediary and/or the L/C Issuer, as applicable, to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Intermediary, the Borrower shall not be required to make a specific request to the L/C Intermediary for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Intermediary to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Intermediary shall not permit any such extension if (A) the L/C Intermediary has determined that it would not be permitted, or would have no obligation, at such time to cause the L/C Issuer to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.6(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each case directing the L/C Intermediary not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Intermediary will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the L/C Issuer of a notice of drawing under a Letter of Credit by the beneficiary thereof, the L/C Intermediary shall notify the Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the date the Borrower receives notice of any payment by the L/C Intermediary under a Letter of Credit (or if such notice is received after 10:00 a.m. or such notice is not provided on a Business Day, then no later than 12:00 noon on the next succeeding Business Day) (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Intermediary through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Intermediary by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage with respect to the Revolving Credit Facility thereof. In such event, the Borrower shall be deemed to have requested a borrowing of SOFR Monthly Variable Base Rate Loans under the Revolving Credit Facility to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples amounts set forth in Section 2.2, but subject to the conditions set forth in Section 4.2 (other than the delivery of a Notice of Borrowing); provided, that, (x) after giving effect to such borrowing, the total Revolving Credit Outstandings shall not exceed the aggregate Revolving Commitments and (y) the Borrower’s failure to reimburse the L/C Intermediary by the time specified above shall not constitute an Event of Default for purposes of determining whether the conditions set forth in Section 4.2 have been met at such time. Any notice given by the L/C Intermediary or the Administrative Agent pursuant to this Section 2.6(c)(i) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.6(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Intermediary at the Administrative Agent’s Office in an amount equal to its Commitment Percentage with respect to the Revolving Credit Facility of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.6(c)(iii), each Lender that so makes funds available shall be deemed to have made a SOFR Monthly Variable Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Intermediary.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of SOFR Monthly Variable Base Rate Loans under the Revolving Credit Facility because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Intermediary an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which

L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the default rate provided for in Section 3.1(b). In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Intermediary pursuant to Section 2.6(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.6.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.6(c) to reimburse the L/C Intermediary for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage with respect to the Revolving Credit Facility of such amount shall be solely for the account of the L/C Intermediary.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Intermediary for amounts drawn under Letters of Credit, as contemplated by this Section 2.6(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Intermediary, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.6(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Notice of Borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Intermediary for the amount of any payment made by the L/C Intermediary under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Intermediary any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(c) by the time specified in Section 2.6(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Intermediary shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Intermediary at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Intermediary in accordance with banking industry rules on interbank compensation. A certificate of the L/C Intermediary submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Intermediary has made a payment to the L/C Issuer under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.6(c), if the Administrative Agent receives for the account of the L/C Intermediary any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage with respect to the Revolving Credit Facility thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Intermediary pursuant to Section 2.6(c)(i) is required to be returned under any of the circumstances described in Section 10.7 (including pursuant to any settlement entered into by the L/C Intermediary in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Intermediary its Commitment Percentage with respect to the Revolving Credit Facility thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Intermediary for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer, the L/C Intermediary or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by the L/C Intermediary of any requirement that exists for the L/C Intermediary’s protection and not the protection of the Borrower or any waiver by the L/C Intermediary which does not in fact materially prejudice the Borrower;

(v) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Intermediary and/or the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP;

(vii) any payment by the L/C Intermediary and/or the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Intermediary and/or L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Intermediary. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Intermediary and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Intermediary. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, neither the L/C Issuer or the L/C Intermediary shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Intermediary, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Intermediary shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Intermediary, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Intermediary shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.6(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Intermediary, and the L/C Intermediary may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower that were caused by the L/C Intermediary’s willful misconduct or gross negligence (as determined in a final and non-appealable judgment by a court of competent jurisdiction) or the L/C Intermediary’s willful failure to cause the L/C Issuer to pay under any Letter of Credit after the presentation to the L/C Issuer by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Intermediary is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Intermediary may cause or permit the L/C Issuer to accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Intermediary shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Intermediary may cause or permit the L/C Issuer to send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Intermediary and the Borrower when a Letter of Credit is issued the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Intermediary shall not be responsible to the Borrower for, and the L/C Intermediary’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer or the L/C Intermediary required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including Applicable Law or any order of a jurisdiction where the L/C Intermediary or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender with a Revolving Commitment in accordance with its Commitment Percentage with respect to the Revolving Credit Facility, subject to Section 3.14, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for SOFR Monthly Variable Base Rate Loans times the daily maximum amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.13. Letter of Credit Fees on Letters of Credit shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first (1st) day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand; provided, further, that, if any payment to be made by the Borrower under this Section 2.6(h) shall come due on a day other than a Business Day, such payment shall be due on the next succeeding Business Day. If there is any change in the Applicable Margin during any quarter, the amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders while any Event of Default exists, all Letter of Credit Fees shall accrue at the default rate provided for in Section 3.1(b).

(i) Arrangement Fee and Documentary and Processing Charges Payable to L/C Intermediary. The Borrower shall pay directly to the L/C Intermediary for its own account a one-time arrangement fee upon the issuance of each Letter of Credit equal to 0.125% times the maximum amount available to be drawn under such Letter of Credit. Such one-time arrangement fee shall be due and payable at the time of issuance of each Letter of Credit. In addition to the one-time arrangement fee, the Borrower shall pay directly to the L/C Intermediary for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Intermediary (which may include such charges and fees assessed by the L/C Issuer to the L/C Intermediary in relation to the Letters of Credit) relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Intermediary hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.7 Future Payment Fund Accounts.

(a) Establishing Future Payment Fund Accounts. The Borrower may establish one or more FPF Accounts with AgWest or its Affiliates. Each FPF Account will be held, applied or withdrawn in accordance with the terms and conditions applicable to FPF Accounts and this Agreement, which are subject to change or termination at AgWest’s discretion.

(b) Maximum Amounts. The maximum account balance for each FPF Account shall be subject to the limitations set forth below:

(i) The sum which may be held in a FPF Account associated with the Revolving Credit Facility shall not exceed the aggregate principal amount of the Revolving Commitments of all the Lenders. AgWest reserves the right to further limit the maximum FPF Account balance in the event the Borrower’s historical note usage is significantly less than the aggregate principal amount of the Revolving Commitments of all the Lenders.

(ii) For all Loans other than Loans under the Revolving Credit Facility, the maximum amount that may be held in the FPF Account shall not exceed the outstanding principal balance on the associated Loan or some other amount as may be determined by AgWest.

(c) Rate of Interest. Interest will accrue on FPF Account balances at such minimum balances to be determined by AgWest, from the date payments were received into an FPF Account. A variable interest rate, subject to adjustment in the sole discretion of AgWest, will be paid on an FPF Account. The rate paid on funds held in any FPF Account will not exceed the rate paid by the Borrower on the related Loan.

(d) Funds Held and Withdrawal. Funds will be accepted into an FPF Account and held for application on Loans with, or serviced by, AgWest. Funds will be applied to the Borrower’s Obligations at the Borrower’s direction or when any payment under any Loan covered by this Agreement becomes due and payable. Application of funds to a Loan does not relieve the Borrower from the obligation to make all payments as provided for in the Loan Documents. Funds may be returned to the Borrower for purposes for which AgWest would make or increase Loans to the Borrower, upon request or upon request pursuant to AgWest’s electronic funds transfer procedures.

(e) Funds at Risk. Funds held in any FPF Account are uninsured. Funds are protected only by the financial condition of AgWest. In the event AgWest were to become insolvent and liquidated, the funds in the Borrower’s FPF Account would be applied against any outstanding Loan of the Borrower. Any funds in excess of the total outstanding Loan balances would be at risk and subject to the claims of creditors of AgWest.

(f) Security Interest. The Borrower hereby grants to AgWest a first lien security interest in any FPF Account established or to be established by or on behalf of the Borrower related to any Loan.

ARTICLE III.

GENERAL LOAN PROVISIONS

Section 3.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, the Loans shall bear interest at (i) the SOFR Monthly Variable Base Rate plus the Applicable Margin, (ii) Term SOFR Rate plus the Applicable Margin (provided that Term SOFR Rate shall not be available until three Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement) or (iii) at the applicable Fixed Rate plus the Applicable Margin (provided that the Fixed Rate shall not be available until three Business Days after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.9 of this Agreement or Schedule 1.1(a) to this Agreement, as applicable). The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.

(b) Default Rate. Subject to Section 8.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(a) or (g), or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request Term SOFR Rate with respect to new Term SOFR Loans, rollovers or repricings, (B) all outstanding Term SOFR Loans shall bear interest at a rate per annum of two percent in excess of the rate (including the Applicable Margin) then applicable to such Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent in excess of the rate (including the Applicable Margin) then applicable to SOFR Monthly Variable Base Rate Loans, (C) all outstanding SOFR Monthly Variable Base Rate Loans and other Obligations arising hereunder or under any other Loan Document (other than Obligations covered by clauses (A), (B), (D) or (E)) shall bear interest at a rate per annum equal to two percent in excess of the rate (including the Applicable Margin) then applicable to SOFR Monthly Variable Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document, (D) all outstanding Fixed Rate Loans shall bear interest at a rate per annum equal to two percent in excess of the rate (including the Applicable Margin) then applicable to Fixed Rate Loans, (E) all outstanding Daily Simple SOFR Loans shall bear interest at a rate per annum of two percent in excess of the rate (including the Applicable Margin) then applicable to such Loans and (F) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each SOFR Monthly Variable Base Rate Loan, Daily Simple SOFR Loan and Fixed Rate Loan shall be due and payable in arrears with respect to the previous calendar quarter, on the first day of each calendar quarter commencing October 1, 2026. Interest on each Term SOFR Loan shall be due and payable in arrears on the last day of the Interest Period with respect thereto. All computations of interest for Fixed Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.

All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e) Rate Reset. On the three-year anniversary of the Closing Date (or such other date approximately preceding such date as the Administrative Agent and the Borrower may agree) (such date, the “Reset Reference Point”), the Administrative Agent (x) shall determine the difference (in basis points), if any, between the Current Cost of Funds (as defined below) as of the Reset Reference Point and the Closing Date Cost of Funds (as defined below) and (y) thereafter shall promptly notify the Lenders and the Borrower of such difference by delivering a certificate in form and substance mutually acceptable to Administrative Agent and the Borrower. The all-in interest rate with respect to the Loans shall be increased or decreased, as applicable, by the amount of the difference (in a like amount of basis points), which increase or decrease shall commence from and as of the Reset Reference Point and shall remain in effect until the Maturity Date; provided that it is acknowledged and agreed that the Administrative Agent will effect such increase or decrease in the form of an adjustment to the margin above Term SOFR Rate or the SOFR Monthly Variable Base Rate set forth in the definition of “Applicable Margin” and applicable to such Loans. Notwithstanding anything to the contrary herein or in any other Loan Document, such increase or decrease in the all-in interest rate for any interest period shall be automatic and shall not require an amendment to this Agreement or the consent of any Lender. As used in this subsection (e):

“Closing Date Cost of Funds” means, as of the Closing Date, 21 basis points, which is the amount by which (x) the all-in SOFR Floating Note Rate cost of funds differs from (y) overnight SOFR, in each case, determined as of the Closing Date but with respect to the date that is two Business Days prior to the Closing Date.

“Current Cost of Funds” means, as of the Reset Reference Point, the amount (in basis points), if any, by which (x) the all-in SOFR Floating Note Rate cost of funds differs from (y) overnight SOFR, in each case determined as of the Reset Reference Point but with respect to the date that is two Business Days prior to the Reset Reference Point.

“SOFR Floating Note Rate” means, as of any date of determination, the estimated funding cost (not the actual sale price), including the applicable “Farm Credit Floating Rate Funding Index Spread” (for overnight SOFR (reset daily, simple average in arrears)) and standard underwriting fees, for new three-year debt securities indexed to overnight SOFR (reset daily, simple average in arrears), and issued by The Federal Farm Credit Banks Funding Corporation into the primary market based on market observations on such date indicated at approximately 9:30 a.m., New York City time; it being understood that such indications represent The Federal Farm Credit Banks Funding Corporation’s best estimate of the cost of new debt issuances based on a combination of daily surveys of selected farm credit selling group members (participating bond dealers) and ongoing monitoring of the fixed income markets for actual, recent, primary market issuance by other government- sponsors of similar bonds and notes and pricing within related derivative markets, particularly the interest rate swap market. Historical information on such funding costs is available, for the prior week, on The Federal Farm Credit Banks Funding Corporation’s website (https://www.farmcreditfunding.com/ffcb_live/dataCenter/fundingCostIndex.html) within the daily and weekly spreadsheet for the desired date. Notwithstanding the foregoing, if, in connection with the Closing Date or the Reset Reference Point, new floating rate (indexed to overnight SOFR) debt securities with a three (3) year term are not then being issued into the primary market by The Federal Farm Credit Banks Funding Corporation, then “SOFR Floating Note Rate” shall mean AgWest’s best estimate of the cost of such debt securities based on market observations of synthetic (swaps) floating rate indications for similar debt securities or such other replacement benchmark as the Administrative Agent and the Borrower may mutually agree upon.

By way of example, assuming the Closing Date Cost of Funds is 15 basis points, (a) if the Current Cost of Funds as of the Reset Reference Point is 35 basis points, then the all-in interest rate with respect to the Loans shall be increased by 20 basis points commencing from and as of the Reset Reference Point, and (b) if the Current Cost of Funds as of the Reset Reference Point is –5 basis points (i.e., the SOFR Floating Note Rate is 5 basis points less than overnight SOFR in each case as of the date that is two Business Days prior to the Reset Reference Point), then the all-in interest rate with respect to the Loans shall be decreased (but not below zero) by 20 basis points commencing from and as of the Reset Reference Point.

Section 3.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding SOFR Monthly Variable Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Term SOFR Loans or Fixed Rate Loans, (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $1,000,000 in excess thereof into SOFR Monthly Variable Base Rate Loans or Fixed Rate Loans, (ii) convert all or any part of its outstanding Fixed Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into SOFR Monthly Variable Base Rate Loans or Term SOFR Loans, (iii) continue any Term SOFR Loans as Term SOFR Loans or (iv) continue any Fixed Rate Loans as Fixed Rate Loans (so long as the applicable Interest Period is still available). Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 2:00 p.m. three Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued Term SOFR Loan. If the Borrower fails to give a Notice of Conversion/Continuation within three Business Days prior to the end of the Interest Period for any Term SOFR Loan, then, so long as no Default or Event of Default has occurred and is continuing, the applicable Term SOFR Loan shall be continued as a Term SOFR Loan and will be deemed to have the same Interest Period as was then in effect prior to the expiration of the previous Interest Period during which the Borrower failed to give a timely Notice of Conversion/Continuation. Any such automatic continuation of a Term SOFR Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loan. Notwithstanding the foregoing, (x) if a Default or Event of Default has occurred and is continuing on the last day of an Interest Period for any Term SOFR Loan or Fixed Rate Loan, (y) any such automatic continuation with respect to any Term SOFR Loan shall result in an Interest Period that does not comply with clause (x) of the proviso in the definition thereof and (z) if no Notice of Conversion/Continuation is submitted for a Fixed Rate Loan and agreed to pursuant to the procedures and requirements set forth on Schedule 1.1(a), such Loan shall in each case automatically convert to a SOFR Monthly Variable Base Rate Loan, in each case, on the last day of its Interest Period. If the Borrower requests a conversion to, or continuation of, Term SOFR Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

Section 3.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 3.14(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the actual daily unused portion of the aggregate Revolving Commitments of the Lenders (other than the Defaulting Lenders, if any). The Commitment Fee shall be payable in arrears on the first day of each calendar quarter during the term of this Agreement commencing October 1, 2026 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been paid and satisfied in full and the aggregate Revolving Commitments have been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with such Lenders’ respective Commitment Percentages with respect to the Revolving Credit Facility.

(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 3.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the Credit Facilities (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 3.9, 3.10, 3.11 or 10.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.14(a)(ii).

Section 3.5 Evidence of Indebtedness. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

Section 3.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 3.9, 3.10, 3.11 or 10.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, subparticipations in L/C Obligations and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(b) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 3.16 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

Section 3.7 Payments Generally; Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of a SOFR Monthly Variable Base Rate Loans, not later than 12:00 noon on the date of any proposed borrowing and

(ii) otherwise, prior to the proposed date of any borrowing, that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from the date such amount is made available to the Borrower to the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to SOFR Monthly Variable Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article III, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.

(d) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(e) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(f) Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Loan shall be made from the Lenders, each payment of fees under Section 3.3 shall be made for account of the Lenders, and each termination or reduction of the amount of the applicable Commitments shall be applied to the respective applicable Commitments of the Lenders, pro rata according to the amounts of their respective applicable Commitments; (ii) each Loan shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments (in the case of the making of Loans) or their respective existing Loans that are to be included in such converted or continued Loan (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders.

Section 3.8 Inability to Determine Rates.

(a) Inability to Determine Rate; Cost. Subject to Section 3.8(b), if on or prior to the commencement of any Interest Period (or in the case of any Benchmark that is not subject to an Interest Period, on any Business Day):

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that for any reason (other than a Benchmark Transition Event) that adequate and reasonable means do not exist for ascertaining any Benchmark;

(ii) the Required Lenders determine that for any reason in connection with any request for a Loan that is subject to an Interest Period or a conversion thereto or a continuation thereof, that the Benchmark for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding or continuing such Loans, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iii) the Required Lenders determine that for any reason in connection with any request for a Loan that is not subject to an Interest Period or a conversion thereto or a continuation thereof or the maintaining thereof, that the Benchmark with respect to a proposed Loan or outstanding Loan does not adequately and fairly reflect the cost to such Lenders of funding or maintaining such Loans, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders.

Upon notice thereof by the Administrative Agent to the Borrower,

(1) any obligation of the Lenders to make such Loans that are subject to an Interest Period, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice;

(2) any obligation of the Lenders to make or maintain such Loans that are not subject to an Interest Period, and any right of the Borrower to continue such Loans or to convert to such Loans, shall be suspended (to the extent of the affected Loans) until the Administrative Agent (with respect to clause (iii), at the instruction of the Required Lenders) revokes such notice;

(3) the Borrower may revoke any pending request for a Loan or conversion to or continuation of such Loans (to the extent of the affected Loans or affected Interest Periods); and

(4) any outstanding affected Loans shall be (A) converted into Daily Simple SOFR Loans (or if the Daily Simple SOFR Rate is itself subject to Section 3.8(a), Loans subject to such other then applicable Successor Rate) at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) or (B) if the then applicable Successor Rate (other than for the avoidance of doubt, the Daily Simple SOFR Rate) is itself subject to Section 3.8(a), prepaid at the end of the applicable Interest Period (or if such Loans are not subject to an Interest Period, immediately) and, upon any such conversion or prepayment, the Borrower shall also pay accrued interest on the amount so converted or prepaid, together with any additional amounts required pursuant to Section 3.9;

(b) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document:

(i) Replacing Benchmarks. Upon the occurrence of a Benchmark Transition Event as to any Benchmark, the applicable Benchmark Replacement will replace the applicable then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Lenders or from the Borrower. Upon and at any time after a Benchmark Transition Event, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark.

(ii) Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (x) any occurrence of a Benchmark Transition Event, (y) the implementation of any Benchmark Replacement, and (z) the effectiveness of any Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(b)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8(b).

(iv) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (x) if the applicable then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may remove any tenor of such Benchmark and (y) the Administrative Agent may reinstate any such previously removed tenor for such Benchmark (including any applicable Benchmark Replacement) settings.

Section 3.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Term SOFR Loan or Fixed Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan or a Fixed Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise) or (c) due to any payment, prepayment or conversion of any Term SOFR Loan or Fixed Rate Loan on a date other than the last day of the Interest Period therefor except as set forth in Section 2.4; provided that the foregoing indemnity shall not apply to any loss or expense suffered by a Lender or resulting from the failure of such Lender to fund any Loan at a time required hereunder. The amount of such loss or expense shall be determined, in the applicable Lender’s reasonable discretion, (a) for any Term SOFR Loans, based upon the assumption that such Lender funded its Commitment Percentage of the Term SOFR Loans using any reasonable attribution or averaging methods which such Lender deems appropriate and practical and (b) for any Fixed Rate Loans, as set forth on Schedule 1.1(a). A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for nine months.

Section 3.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Intermediary (either directly, or indirectly as a result of a charge by the L/C Issuer) any other condition, cost or expense (other than Taxes) affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the L/C Intermediary (either directly, or indirectly as a result of a charge by the L/C Issuer) of participating in, causing the L/C Issuer to issue or maintain any Letter of Credit (or of maintaining its obligation to participate in or to cause the L/C Issuer to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly, and in any event, within ten Business Days, pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Intermediary determines that any Change in Law affecting such Lender or the L/C Intermediary or any lending office of such Lender or such Lender’s or the L/C Intermediary’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Intermediary’s capital or on the capital of such Lender’s or the L/C Intermediary’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Intermediary, to a level below that which such Lender or the L/C Intermediary or such Lender’s or the L/C Intermediary’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Intermediary’s policies and the policies of such Lender’s or the L/C Intermediary’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Intermediary, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Intermediary or such Lender’s or the L/C Intermediary’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or such other Recipient or any of their respective holding companies, as the case may be, as specified in clause (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The Borrower shall compensate each Lender for prepayment of Fixed Rate Loans under the terms and provisions of Schedule 1.1(a) hereto, if applicable.

Section 3.11 Taxes.

(a) Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender and the L/C Intermediary shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender or the L/C Intermediary (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.8(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or the L/C Intermediary, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Intermediary hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Intermediary, as the case may be, under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.11(e). The agreements in paragraph (i) shall survive the resignation and/or replacement of the Administrative Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes any Credit Party to a Governmental Authority pursuant to this Section 3.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Each of any Lender, the L/C Intermediary or the L/C Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding (it being understood that the documentation required to be delivered by the L/C Issuer hereunder shall be delivered by the L/C Intermediary on behalf of the L/C Issuer). In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.11(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) [Reserved.]

(j) Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Intermediary, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Intermediary or any Governmental Authority for the account of any Lender or the L/C Intermediary pursuant to Section 3.11, then such Lender or the L/C Intermediary shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Intermediary, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender or the L/C Intermediary, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Intermediary, as the case may be, in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Intermediary in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.12(a), or if any Lender or Voting Participant is a Defaulting Lender, Defaulting Voting Participant or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender or Voting Participant and the Administrative Agent, require such Lender or Voting Participant to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee or replacement Voting Participant may be another Lender or Voting Participant, if a Lender or Voting Participant accepts such assignment or delegation); provided that, in the case of a Voting Participant, the replacement Voting Participant shall be reasonably acceptable to the Lender that was the seller of the applicable participation; provided, further, that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.8;

(ii) such Lender or Voting Participant, as applicable, shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances (or participations therein), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee or replacement Voting Participant (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment or participation does not conflict with Applicable Law; and

(v) in the case of any assignment or participation resulting from a Lender or Voting Participant becoming a Non-Consenting Lender, the applicable assignee or replacement Voting Participant shall have consented to the applicable amendment, waiver or consent.

A Lender or Voting Participant shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.13 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the date hereof that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Loans or to determine or charge interest rates based upon any Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), any obligation of the Lenders to make such Loans, and any right of the Borrower to continue such Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality upon demand from any Lender (with a copy to the Administrative Agent), (a) convert all such Loans into Daily Simple SOFR Loans (or if the Daily Simple SOFR Rate is itself subject to such notice, Loans subject to such other then applicable

Successor Rate) at the end of the applicable Interest Period or (b) if the then applicable Successor Rate (other than for the avoidance of doubt, the Daily Simple SOFR Rate) is itself subject to such notice, prepay all such Loans, in each case, (i) if such Loans are not subject to an Interest Period, immediately, or, (ii) if such Loans are subject to an Interest Period, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.9.

Section 3.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Intermediary hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to (x) satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and (y) Cash Collateralize the L/C Intermediary’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.6; fifth, to the payment of any amounts owing to the Lenders or the L/C Intermediary as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Intermediary against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facility without giving effect to Section 3.14(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed or to post Cash Collateral by a Defaulting Lender pursuant to this Section 3.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage with respect to the Revolving Credit Facility of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.16.

(B) With respect to any Commitment Fee or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Intermediary the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Intermediary’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Commitment Percentage with respect to the Revolving Credit Facility (calculated without regard to such Defaulting Lender’s Revolving Commitment), but only to the extent that such reallocation does not cause the Revolving Credit Outstandings of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Repayment of L/C Obligations. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Laws, Cash Collateralize the L/C Intermediary’s Fronting Exposure in accordance with the procedures set forth in Section 3.16.

(b) Defaulting Lender Cure. If the Borrower, the L/C Intermediary and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with such Lenders’ respective Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) Defaulting Participants. To the extent applicable, the provisions of this Section 3.14 shall apply to Participants and Defaulting Voting Participants mutatis mutandis.

Section 3.15 Capital Plans.

(a) Each party hereto acknowledges that the bylaws and capital plan, as applicable, of each Farm Credit Lender that is a Lender hereunder (as each may be amended from time to time) shall govern (i) the rights and obligations of the parties with respect to the Farm Credit Equities and any patronage refunds or other distributions made on account thereof or on account of each Borrower’s patronage with such Farm Credit Lender, (ii) each Borrower’s eligibility for patronage distributions from such Farm Credit Lender (in the form of Farm Credit Equities and cash) and (iii) patronage distributions, if any, in the event of a sale of a participation interest. Subject to Section 10.8(d), each Farm Credit Lender that is a Lender hereunder reserves the right to assign or sell participations in all or any part of its Commitment or outstanding Loans hereunder on a non-patronage basis.

(b) Each party hereto acknowledges that each Farm Credit Lender that is a Lender hereunder has a statutory first Lien pursuant to the Farm Credit Act of 1971 (as amended from time to time) on all Farm Credit Equities that any Borrower may now own or hereafter acquire, which statutory Lien shall be the sole and exclusive benefit of each such Farm Credit Lender. Notwithstanding anything herein or in any other Loan Document to the contrary, the Farm Credit Equities shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities or on patronage accrued by any Farm Credit Lender for the account of the Borrower (including, in each case, proceeds thereof), such Lien shall be for the sole and exclusive benefit of such Farm Credit Lender and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, each Farm Credit Lender that is a Lender hereunder may elect to apply the cash portion of any patronage distribution or retirement of equity to amounts due under this Agreement. The Borrower acknowledges that any corresponding income or capital gains tax liability associated with such application is the sole responsibility of the Borrower. No Farm Credit Lender shall have an obligation to retire the Farm Credit Equities upon any Event of Default, Default or any other default by any Borrower or any other Credit Party, or at any other time, either for application to the Obligations or otherwise.

Section 3.16 Cash Collateral.

(a) Certain Credit Support Events. If (i) the L/C Intermediary has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 8.2(b), or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or the L/C Intermediary, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 3.14(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Intermediary and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.16(c). If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Intermediary as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at a financial institution selected by the Administrative Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges of the depository institution in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.16 or Sections 2.3(c), 2.6, 3.14 or 8.2 in respect of Letters of Credit shall be held and applied in satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender) (or, as appropriate, its assignee following compliance with Section 10.8(b)(vi)) or (ii) the determination by the Administrative Agent and the L/C Intermediary that there exists excess Cash Collateral; provided, however, that, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Intermediary may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE IV.

CONDITIONS OF CLOSING AND BORROWING

Section 4.1 Conditions to Initial Extensions of Credit. The obligation of the Lenders to make the initial Loans, and the L/C Intermediary to issue the initial Letters of Credit, on the Closing Date is subject to the satisfaction (or waiver in accordance with Section 10.2) of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Note in favor of each Lender requesting a Note and the Security Documents, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, in each case in form and content acceptable to the Administrative Agent and the Lenders and shall be in full force and effect.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that: (A) since December 31, 2025, there has not been a Material Adverse Effect and (B) the conditions specified in Sections 4.2(a) and (b) have been satisfied as of the Closing Date.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).

(c) Personal Property Collateral.

(i) Filings and Recordings. The Administrative Agent shall have received all filings and recordations in the applicable Uniform Commercial Code filing offices and in the United States Copyright Office and United States Patent and Trademark Office that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens).

(ii) Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged and required to be delivered pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(d) Real Property Collateral. Subject in each case to Section 6.12, with respect to any Material Real Property, the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders a Mortgage, duly executed by the appropriate Credit Party, together with:

(i) evidence that counterparts of such Mortgage has been duly executed, acknowledged and delivered and is in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien (subject to Permitted Liens) on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and other fees in connection therewith have been paid or will be paid at the time of filing or recording,

(ii) the Mortgaged Property Support Documents applicable to such Mortgaged Property,

(iii) evidence of the insurance required by the terms of Section 6.5,

(iv) an opinion of local counsel as to the enforceability of the Mortgage and such other matters reasonably requested by the Administrative Agent; and

(v) evidence that all other action that the Administrative Agent may deem reasonably necessary in order to create valid first and subsisting Liens (subject to Permitted Liens) on such Material Real Property has been taken.

(e) Financial Matters. The Administrative Agent shall have received such financial statements, budgets, forecasts, projections and other financial information as reasonably requested by the Administrative Agent and the Lenders prior to the Closing Date.

(f) Insurance. The Administrative Agent shall have received evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with certificates of insurance and endorsements, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or lender loss payee, as the case may be, under all liability and property insurance policies required to be maintained hereunder with respect to the assets and properties of the Credit Parties that constitutes Collateral.

(g) Repayment of Indebtedness. The Administrative Agent shall have received evidence of the redemption (by discharge or otherwise) of the 2028 Notes or the making of provisions therefor reasonably acceptable to the Administrative Agent and that all of the existing Indebtedness of the Credit Parties (other than Indebtedness permitted to remain outstanding pursuant to Section 7.2) shall be repaid or refinanced in full pursuant to the terms of this Agreement (which may include cash collateralization of letter of credit reimbursement or other customary obligations secured thereunder), and all security interests related thereto shall be terminate prior to the Closing Date, other than Permitted Liens or to the extent such obligations are permitted to be cash collateralized.

(h) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 3.3(b) and any other accrued and unpaid fees or commissions due hereunder on and as of the Closing Date, and (B) all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) required to be paid hereunder to the extent invoiced to the Borrower at least three Business Days prior to the Closing Date, plus such reasonable additional amounts of such fees, charges and disbursements of counsel as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(i) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.2(a) for the Loans to be made on the Closing Date.

(ii) PATRIOT ACT, etc. The Lenders shall have received, at least five (5) Business Days prior to the Closing Date, in form and substance satisfactory to each Lender: (a) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act; and (b) to the extent that the Borrower qualifies as a “legal entity customer” under 31 C.F.R. §–1010.230, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

Without limiting the generality of the provisions of Section 9.3(c), for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2 Conditions to Extensions of Credit. The obligations of the Lenders or Participants to make or participate in any Loan or Letter of Credit are subject to the satisfaction (or waiver in accordance with Section 10.2) of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Loan (or issuance date of such Letter of Credit) or after giving effect to the Loans to be made (and Letter of Credit to be issued) on such date.

(c) Borrowing Base. After giving effect to such Loan or Letter of Credit, the total Revolving Credit Outstandings of all Lenders shall not exceed the Borrowing Base on such date (based on the most recent Borrowing Base Certificate delivered pursuant to Section 6.2(b)).

(d) Notices. The Administrative Agent shall have received, as applicable, a Notice of Borrowing from the Borrower in accordance with Section 2.2(a) or a Letter of Credit Application from the Borrower in accordance with Section 2.6.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and other extensions of credit hereunder, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 4.2, that:

Section 5.1 Financial Condition. The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at December 31, 2023, December 31, 2024 and December 31, 2025, and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Years ended on such dates, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective Fiscal Years then ended. The unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at June 30, 2026, and the related unaudited consolidated statement of income, stockholders’ equity and cash flow for the applicable three-month period ended on such date, present fairly, in all material respects, the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at each such date, and the consolidated results of its operations and its consolidated cash flow for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein), except that the interim financial statements are subject to year-end adjustments and are lacking footnote disclosures.

Section 5.2 No Change. Since December 31, 2025, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.3 Existence; Compliance with Law. Each Credit Party (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or similar organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.4 Power; Authorization; Enforceable Obligations.

(a) Each Credit Party has the corporate or similar organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Credit Party has taken all necessary corporate or similar organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. Each Loan Document has been duly executed and delivered on behalf of each Credit Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Credit Party party thereto, enforceable against each such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 5.19.

Section 5.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Credit Party, except for violations that could not reasonably be expected to have a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

Section 5.6 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect if determined adversely to any applicable Group Member.

Section 5.7 No Default. No Default or Event of Default has occurred and is continuing.

Section 5.8 Ownership of Property; Liens; Insurance.

(a) Each Group Member has such title in fee simple or valid leasehold to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property owned by it, in each case, subject to Permitted Liens.

(b) The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or the applicable Subsidiary operates. The general liability, casualty, property and business interruption insurance coverage of the Credit Parties complies with the requirements set forth in this Agreement and the other Loan Documents.

Section 5.9 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each Group Member owns, or is licensed to use, all material Intellectual Property reasonably necessary for the conduct of its business as currently conducted, free and clear of all Liens, except as permitted by Section 7.2, and to the knowledge of each Credit Party, the use of any such material Intellectual Property and the conduct of each of the Group Members does not infringe in any material respect upon the rights of any Person. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted or is pending by any Person challenging or questioning the use of any material Intellectual Property or the validity or effectiveness of any material Intellectual Property, nor does the Borrower know of any valid basis for any such claim.

Section 5.10 Taxes. Each Credit Party has filed or caused to be filed all Federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member, or (ii) to the extent that the failure to file or pay, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect); to the knowledge of the Borrower, no material Liens for Taxes have been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.

Section 5.11 Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

Section 5.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Credit Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Credit Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Credit Party.

Section 5.13 ERISA. Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Group Member and each of their respective ERISA Affiliates (and in the case of a Pension Plan or a Multiemployer Plan, each of their respective ERISA Affiliates) are in compliance with all applicable provisions and requirements of ERISA and the Code and other federal and state laws and the regulations and published interpretations thereunder with respect to each Plan and Pension Plan and have performed all their obligations under each Plan and Pension Plan; (b) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and no ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (c) each Plan or Pension Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS indicating that such Plan or Pension Plan is so qualified and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently pending before the Internal Revenue Service and, to the knowledge of the Borrower, nothing has occurred subsequent to the issuance of the most recent determination letter which would cause such Plan or Pension Plan to lose its qualified status; (d) no liability to the PBGC (other than required premium payments), the IRS, any Plan or Pension Plan or any trust established under Title IV of ERISA has been or is reasonably expected to be incurred by any Group Member or any of their ERISA Affiliates; (e) each of the Group Members’ ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; (f) all amounts required by applicable law with respect to, or by the terms of, any retiree welfare benefit arrangement maintained by any Group Member or any ERISA Affiliate or to which any Group Member or any ERISA Affiliate has an obligation to contribute have been accrued in accordance with ASC Topic 715-60; (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available and except as reported in the most recent Form 10-K filed with the SEC, no Group Member nor any of their respective ERISA Affiliates has any potential liability for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA; (h) there has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan or Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect; and (i) neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.13 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement. Except as disclosed on Schedule 5.13, the present value of all accumulated benefit obligations under each Pension Plan, did not, as of the close of its most recent plan year, exceed by more than $10,000,000 the fair market value of the assets of such Pension Plan allocable to such accrued benefits (determined in both cases using the applicable assumptions for financial statement reporting purposes under ASC Topic 715), and the present value of all accumulated benefit obligations of all underfunded Pension Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Pension Plans (determined in both cases using the applicable assumptions for financial statement reporting purposes under ASC Topic 715).

Section 5.14 Investment Company Act; Other Regulations. No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

Section 5.15 Subsidiaries; Equity Interests. As of the Closing Date, (a) Schedule 5.15 sets forth the name and jurisdiction of incorporation or formation, as applicable, of each Subsidiary, whether or not such Subsidiary is a Credit Party, an Immaterial Subsidiary and/or an Excluded Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by any Credit Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options and restricted stock units granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any Subsidiary, except (i) with respect to Equity Interests of Credit Parties, as created by the Loan Documents and (ii) otherwise, as permitted by this Agreement.

Section 5.16 Use of Proceeds. The proceeds of the Loans shall be used (a) on the Closing Date, to refinance or otherwise effect a satisfaction and discharge of the Borrower’s 2028 Notes, to refinance certain existing Indebtedness of the Borrower and its Subsidiaries and to pay fees and expenses incurred in connection with the Credit Facilities and the other transactions in connection therewith and (b) after the Closing Date, for working capital and general corporate purposes; provided, that, for the avoidance of doubt, the Loans shall not be used to fund any Specified Share Repurchases.

Section 5.17 Environmental Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by any Group Member or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal), in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability under or relating to any Environmental Law, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) no judicial, arbitral, governmental or administrative litigation, investigation, proceeding or similar action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party, nor has any Group Member entered into or agreed to any settlements or other agreements, consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements relating to compliance with or liability under any Environmental Law that have not been fully and finally resolved;

(d) each Group Member, is in compliance, and within the period of all applicable statute of limitation has been in compliance, with all applicable Environmental Laws; and

(e) no Group Member has assumed or retained, by contract or operation of law, any liability of any other Person under Environmental Laws or with respect to any Material of Environmental Concern.

Section 5.18 Accuracy of Information, etc. The statements and information contained in this Agreement, the other Loan Documents, and the other material documents, certificates and statements furnished by or on behalf of any Credit Party to the Administrative Agent or the Lenders, or any of them, in writing, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished), taken together as a whole, did not contain as of the date such written statements, information, documents or certificates were so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect. The projections and any pro forma or other financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

Section 5.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral required to be delivered in the Guarantee and Collateral Agreement, when such Collateral is delivered to the Administrative Agent (together with a properly completed and signed undated endorsement), in the case of Collateral consisting of Deposit Accounts or Securities Accounts, when such Deposit Accounts or Securities Accounts, as applicable, are subject to an Account Control Agreement (as defined in the Guarantee and Collateral Agreement) and in the case of the other Collateral described in the Guarantee and Collateral Agreement that can be perfected by the filing of a financing statement or other filing, when financing statements and other filings specified on Schedule 5.19(a) in appropriate form are filed in the offices specified on Schedule 5.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to the Lien of any other Person (except Liens expressly permitted by this Agreement to be prior to the Liens on the Collateral).

(b) Set forth on Schedule 5.19(b), as of the Closing Date, is a list of all Material Real Property (including (i) the name of the Credit Party owning such Material Real Property, (ii) the property address and (iii) the city, county, state and zip code which such Material Real Property is located).

(c) Set forth on Schedule 5.19(c), as of the Closing Date is a list of (A) each headquarter location of the Credit Parties, (B) each other location where any significant administrative or governmental functions of the Credit Parties are performed, (C) each other location where the Credit Parties maintain any tangible books or records and (D) each location where any tangible personal property Collateral (including Inventory of the Credit Parties) with an aggregate value greater than $1,500,000 is located (in each case, including (1) an indication if such location is leased or owned, (2), if leased, the name of the lessor, and if owned, the name of the Credit Party owning such property and (3) the address of such property (including, the city, county, state and zip code).

Section 5.20 Solvency. Each Credit Party is, individually and together with its Subsidiaries on a Consolidated basis, Solvent.

Section 5.21 Anti-Corruption Laws; Anti-Money Laundering and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary, any of their respective directors or officers, or (b) to the knowledge of the

Borrower, any employee or agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan, Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 5.22 Plan Assets; Prohibited Transactions. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan or issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 5.23 Regulation H. No Mortgaged Property is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Administrative Agent and (b) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, each Credit Party shall, and shall cause its Subsidiaries to:

Section 6.1 Financial Statements and Budgets. Furnish to the Administrative Agent for delivery to each Lender:

(a) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG, LLP or other independent certified public accountants of nationally recognized standing acceptable to the Administrative Agent.

(b) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for such quarter and/or the portion of the Fiscal Year through the end of such quarter, as required by applicable SEC rules, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous Fiscal Year (or, in the case of the balance sheet, as of the end of the previous Fiscal Year), certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes).

(c) Annual Budget. As soon as available, and in any event no later than 90 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income, a cash capital expenditures budget and a description of the underlying assumptions applicable thereto (collectively, the “Budget”)), which Budget shall in each case be accompanied by a certificate of a Responsible Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Budget is incorrect or misleading in any material respect.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) or Section 6.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such documents are filed of record with the SEC; provided that, upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform.

Section 6.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) concurrently with the delivery of any financial statements pursuant to Sections 6.1(a) and 6.1(b), (i) an Officer’s Compliance Certificate executed by the applicable Responsible Officer, which Officer’s Compliance Certificate shall (x) include a statement that, to each such Responsible Officer’s knowledge, each Credit Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (y) in the case of quarterly or annual financial statements, set forth, in reasonable detail, the calculation of the Consolidated Leverage Ratio and the calculation of the financial covenants set forth in Section 7.11, in each case of this clause (y), for the Reference Period ending as of the last day of the Fiscal Year or fiscal quarter for which financial statements are being delivered pursuant to Section 6.1 and (ii) in the case of quarterly or annual financial statements, to the extent not previously disclosed to the Administrative Agent, (w) any updates to Schedule 5.19(c), (x) a description of any change in the jurisdiction of organization of any Credit Party, (y) a list of any material registered Intellectual Property acquired or created by any Credit Party and (z) a description of any Person that has become a Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (ii) (or, in the case of the first such report so delivered, since the Closing Date);

(b) within 45 days after the end of each fiscal quarter of the Borrower, a duly completed Borrowing Base Certificate, including reports on accounts receivable, accounts payable and Inventory, signed by a Responsible Officer of the Borrower;

(c) within 45 days after the end of each fiscal quarter of the Borrower (or 90 days, in the case of the fourth fiscal quarter of each Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous year;

(d) promptly after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its public debt securities or public equity securities and, promptly after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC;

(e) promptly following receipt thereof, copies of any documents described in Section 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Pension Plan; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and

(f) promptly, such (x) additional financial and other information as the Administrative Agent may from time to time reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT ACT.

Section 6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including Taxes), except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the relevant Group Member or (b) the failure to make such payments, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.3, Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual

Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.5 Maintenance of Property; Insurance.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and all such insurance shall (i) provide for not less than thirty (30) days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance (or ten (10) days’ in the case of cancellation due to the nonpayment of premiums), (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable, and (iii) be reasonably satisfactory in all other respects to the Administrative Agent.

(c) If any portion of any Mortgaged Property is a Flood Hazard Property, then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent. The Borrower shall promptly notify the Administrative Agent of any Mortgaged Property that is, or becomes, a Flood Hazard Property.

(d) Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Credit Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy.

Section 6.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct (in all material respects) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b) Upon reasonable prior notice, permit representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and, accompanied by one or more officers or designees of the Borrower if requested by the Borrower, with their independent certified public accountants; provided that excluding any such visits and inspections during the continuation of an Event of Default (x) only the Administrative Agent, acting individually or on behalf of the Lenders may exercise rights under this Section 6.6 and (y) the Administrative Agent shall not exercise rights under this Section 6.6 more often than one time during any calendar year.

(c) The Administrative Agent shall be entitled to conduct an annual examination of the Credit Parties’ books, records and Inventory, or more frequently while an Event of

Default is continuing. The Borrower shall pay the Administrative Agent’s reasonable out-of-pocket costs and expenses incurred in connection therewith.

Section 6.7 Notices. Promptly give notice to the Administrative Agent, on behalf of each Lender, of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member which relates to any Loan Document;

(d) (i) as soon as reasonably possible upon becoming aware of the occurrence of or forthcoming occurrence of any material ERISA Event, a written notice specifying the nature thereof, what action the Borrower, any of the other Group Members or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, upon the Administrative Agent’s reasonable request, copies of (1) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates with the IRS with respect to each Pension Plan; (2) all notices received by the Borrower, any of the other Group Members or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning a material ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Plan or Pension Plan as the Administrative Agent shall reasonably request; and

(e) any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

Section 6.8 Environmental Laws. Comply with, and use reasonable efforts to ensure compliance by all tenants, subtenants, contractors, subcontractors, and invitees, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use reasonable efforts to ensure that all tenants, subtenants, contractors, subcontractors, and invitees, obtain and comply with and maintain, any and all Environmental Permits. It being understood that any noncompliance with this Section 6.8 shall be deemed not to constitute a breach of this covenant provided that, such noncompliance with Environmental Laws, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect. Promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith, and provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

Section 6.9 Additional Collateral, etc.

(a) Personal Property. With respect to any property acquired after the Closing Date by any Credit Party (other than any property described in Sections 6.9(b), (c) or (d) below or any Excluded Assets) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a first-priority, perfected security interest (subject to Permitted Liens) in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) Real Property. Except with respect to Excluded Assets, if any Credit Party acquires a fee ownership interest in any Material Real Property after the Closing Date, it shall provide to the Administrative Agent within one hundred twenty (120) days after such acquisition (or such extended period of time as reasonably agreed to by the Administrative Agent) a Mortgage and the applicable Mortgaged Property Support Documents as the Administrative Agent may request to cause such Material Real Property to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Security Documents.

(c) Additional Domestic Subsidiaries. With respect to any new Domestic Subsidiary (other than any Excluded Subsidiary) created or acquired after the Closing Date by any Credit Party (which, for the purposes of this Section 6.9(c), shall include any (1) existing Subsidiary that becomes a Domestic Subsidiary that is not an Excluded Subsidiary and (2) any existing Domestic Subsidiary that ceases to be an Excluded Subsidiary) within 30 days after the creation or acquisition of such new Domestic Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected, first-priority security interest in the Equity Interests of such new Subsidiary that is owned by any

Credit Party, (ii) deliver to the Administrative Agent the certificates (if any) representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Secured Parties a first-priority, perfected security interest (subject to Permitted Liens) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary substantially in the form of Exhibit I with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, any Subsidiary that owns Material Real Property shall be required to be a Subsidiary Guarantor.

(d) Additional Foreign Subsidiaries. With respect to any new CFC Holding Company or Foreign Subsidiary created or acquired after the Closing Date by any Credit Party (which, for the purposes of this Section 6.9(d), shall include any existing Subsidiary that becomes a CFC Holding Company or a Foreign Subsidiary), within 45 days after the creation or acquisition of such new CFC Holding Company or Foreign Subsidiary (or such later date as the Administrative Agent shall agree to in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a first-priority, perfected security interest in the Equity Interests of such CFC Holding Company or Foreign Subsidiary that is owned by any such Credit Party (provided that in no event shall more than 65% of the total outstanding voting Equity Interests of any such CFC Holding Company or Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such pledged Equity Interest, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Credit Party and take such other action as the Administrative Agent deems necessary or reasonably advisable to perfect the Administrative Agent’s security interest therein.

Section 6.10 Deposit Account Control Agreements. With respect to any new Deposit Account that is not an Excluded Account opened by a Credit Party after the Closing Date or any Excluded Account that ceases to be an Excluded Account, within sixty (60) days of such event (or such later date as agreed by the Administrative Agent in its sole discretion), deliver to the Administrative Agent any Deposit Account control agreement required to be delivered pursuant to the Guarantee and Collateral Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

Section 6.11 Farm Credit Equity. So long as any Farm Credit Lender is a Lender hereunder, each Borrower will (a) maintain its status as an entity eligible to borrow from such Farm Credit Lender and (b) acquire equity in such Farm Credit Lender in such amounts and at such times as such Farm Credit Lender may require in accordance with its bylaws and capital plan, as applicable, (as each may be amended from time to time), except that the maximum amount of equity that each Borrower may be required to purchase in each Farm Credit Lender in connection with the Loans made by such Farm Credit Lender may not exceed the maximum amount permitted by such Farm Credit Lender’s bylaws and the capital plan, as applicable, at the time this Agreement is entered into. Each Borrower acknowledges receipt of a copy of (i) each Farm Credit Lender’s most recent annual report, and if more recent, its latest quarterly report, (ii) each Farm Credit Lender’s Notice to Prospective Stockholders (or other applicable notice document) and (iii) each Farm Credit Lender’s bylaws and capital plan, as applicable (and, if applicable, any related loan or membership application), which describe the nature of all of each Borrower’s stock and other equities in each Farm Credit Lender required in connection with its patronage loan from the Farm Credit Lenders as well as capitalization requirements (the “Farm Credit Equities”), and agrees to be bound by the terms thereof.

Section 6.12 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.12, in each case within the time limits specified on such schedule.

ARTICLE VII.

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Credit Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a) Liens pursuant to any Loan Document or securing the Obligations;

(b) Liens existing on the Closing Date and listed on the applicable disclosure schedule and any renewals or extensions thereof; provided, that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.2(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.2(b);

(c) Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted; provided, that, adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.1(i);

(i) Liens securing Indebtedness permitted under Section 7.2(c); provided, that, (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any of its subsidiaries with depository institutions and securities accounts and other financial assets maintained with a securities intermediary, in each case in the ordinary course of business in favor of the institutions or securities intermediary with which such accounts are maintained; provided, that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(k) any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed or subleased;

(l) Liens of a collection bank arising under Section 4–210 of the UCC on items in the course of collection;

(m) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided, that, such Liens were not created in contemplation of such merger, consolidation or Investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.2(f);

(n) any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(o) Liens on or transfers of accounts receivable and contracts and instruments related thereto arising solely in connection with the sale of such accounts receivable pursuant to Section 7.5(f);

(p) Liens on Farm Credit Equities as described in Section 6.11;

(q) Liens arising in connection with any Tax Incentive Transaction; provided, that, such Liens are subordinated to the Liens of the Administrative Agent on the Collateral securing the Obligations on terms reasonably acceptable to the Administrative Agent;

(r) Liens arising from filing Uniform Commercial Code or personal property security financing statements (or substantially equivalent filings outside of the United States) regarding leases;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any other Subsidiary in the ordinary course of business and permitted by this Agreement;

(t) non-exclusive licenses and sublicenses of Intellectual Property of any Group Member in the ordinary course of business;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens on premium refunds granted in favor of insurance companies (or their financing affiliates) in connection with the financing of insurance premiums;

(w) Liens (i) on cash earnest money deposits in connection with any letter of intent or purchase agreement permitted under this Agreement, (ii) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.3 to be applied against the purchase price for such Investment or (iii) consisting of an agreement to dispose of any property in a Disposition permitted by Section 7.5, in each case, solely to the extent such transaction would have been permitted under this Agreement on the date of the creation of such Lien;

(x) Liens on cash collateral accounts (and any certificate, document, instrument, or record representing or evidencing such accounts) and any deposits in such accounts, together with interest, additions and proceeds due or to become due with respect to such accounts, in an amount not to exceed $11,000,000 to secure Indebtedness and related obligations with respect to credit cards permitted pursuant to Section 7.2(k); and

(y) Liens on cash and accounts to secure commodity obligations pursuant to Swap Contracts permitted pursuant to Section 7.2 in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding.

Section 7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness incurred under or secured by the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on the applicable disclosure schedule and any refinancings, refundings, renewals or extensions thereof; provided, that, the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; provided, further, that, the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination, standstill and related terms (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Credit Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.1(i); provided, however, that, the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $25,000,000;

(d) unsecured Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) to the extent required by the Administrative Agent, be evidenced by promissory notes which shall be pledged to the Administrative Agent as Collateral for the Obligations in accordance with the terms of the Guarantee and Collateral Agreement, (ii) be on terms (including subordination terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.3 (“Intercompany Debt”);

(e) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

(f) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in a transaction permitted hereunder in an aggregate principal amount not to exceed $5,000,000; provided, that, such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower;

(g) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, (x) (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks to which any Group Member has actual exposure (other than those in respect of Equity Interests) and risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (y) such Swap Contract is in existence as of the Closing Date and reflected in the Borrower’s filings with the SEC;

(h) Indebtedness incurred in the ordinary course of business or that is consistent with past practice and owed in respect of any netting services, overdrafts and related liabilities, in each case, arising from treasury, depository, credit or debit card, purchase card or other cash management services or in connection with any automated clearing-house transfers of funds, in each case that does not constitute Indebtedness for borrowed money;

(i) Indebtedness (other than Indebtedness for borrowed money) that may be deemed to exist pursuant to any guarantees, warranty or contractual service obligations, performance, surety, statutory, appeal, bid, prepayment guarantee, payment (other than payment of Indebtedness) or completion of performance guarantees or similar obligations incurred in the ordinary course of business;

(j) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, in each case in the ordinary course of business;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered or extinguished within five Business Days;

(l) Indebtedness consisting of (i) the financing of insurance premiums or self-insurance obligations or (ii) take-or-pay obligations contained in supply or similar agreements in each case in the ordinary course of business;

(m) Indebtedness in the form of purchase price adjustments (including in respect of working capital), earnouts, deferred compensation, indemnification or other arrangements representing acquisition consideration or deferred payments of a similar nature incurred in connection with any Acquisitions or other Investments permitted under Section 7.3 or Dispositions permitted under Section 7.5;

(n) Indebtedness arising under the membership agreement entered into by the Borrower with any Farm Credit Lender in connection with the Borrower’s obligation to acquire Farm Credit Equities pursuant to Section 6.11; and

(o) other unsecured Indebtedness in an aggregate principal amount not to exceed $3,000,000 at any time outstanding; provided, that, on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.11.

Section 7.3 Investments. Make or hold any Investment, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of cash or Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Borrower and its Subsidiaries in Credit Parties, (iii) additional Investments by Subsidiaries of the Borrower that are not Credit Parties in other Subsidiaries that are not Credit Parties and (iv) so long as no Default has occurred and is continuing or would result from such Investment, additional Investments by the Credit Parties in wholly-owned Subsidiaries that are not Credit Parties in an aggregate amount at any one time outstanding not to exceed $5,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.2 (other than by reference to this Section 7.3 (or any clause hereof)) and guarantees by the Borrower or any Subsidiary of leases or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(f) Investments existing on the date hereof (other than those referred to in Section 7.3(c)(i)) and set forth on the applicable disclosure schedule;

(g) Permitted Acquisitions (other than of CFCs and Subsidiaries held directly or indirectly by a CFC which Investments are covered by Section 7.3(c)(iv));

(h) Investments by the Borrower in Farm Credit Lenders in connection with the Borrower’s obligation to acquire Farm Credit Equities pursuant to Section 6.11;

(i) Investments made to effect the pledges and deposits described in, and permitted under, Section 7.1;

(j) Investments by the Borrower or any Subsidiary that result solely from the receipt by the Borrower or such Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereto) to the extent permitted pursuant to Section 7.6;

(k) mergers and consolidations permitted under Section 7.4 (other than by reference to this Section 7.3 (or any clause hereof)) that do not involve any Person other than the Borrower and Subsidiaries that are wholly-owned Subsidiaries; and

(l) other Investments not exceeding $5,000,000 in the aggregate in any Fiscal Year of the Borrower.

Section 7.4 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower; provided, that, the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided, that, when any Credit Party is merging with another Subsidiary, such Credit Party shall be the continuing or surviving Person;

(b) any Credit Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Credit Party;

(c) any Subsidiary that is not a Credit Party may (x) dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Credit Party, (ii) to a Credit Party or (iii) pursuant to a Disposition permitted by Section 7.5 (other than by reference to this Section 7.4 (or any clause hereof)) or (y) liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Administrative Agent or the Lenders and any distribution or other transfer of assets in connection with such liquidation or dissolution is made to the Borrower or another Subsidiary in an amount consistent with such Person’s ownership of Equity Interests of the Subsidiary being dissolved or liquidated;

(d) in connection with any Permitted Acquisition, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, that, (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Credit Party (other than the Borrower) is a party, such Credit Party is the surviving Person; and

(e) so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that, in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person and (ii) in the case of any such merger to which any Credit Party (other than the Borrower) is a party, such Credit Party is the surviving Person.

Section 7.5 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Permitted Transfers;

(b) Dispositions of surplus, outdated, obsolete or worn out property or no longer used or useable property (other than accounts receivable or finished goods inventory), whether now owned or hereafter acquired, in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions permitted by Section 7.4 (other than by reference to this Section 7.5 (or any clause hereof));

(e) Dispositions arising in connection with any Tax Incentive Transaction;

(f) Dispositions of accounts receivables to a third party in connection with the compromise, settlement or collection thereof in the ordinary course of business exclusive of factoring or similar arrangements so long as all such Dispositions do not exceed $5,000,000 in the aggregate in any Fiscal Year;

(g) non-exclusive licenses of trademarks, service marks, trade names, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses and other intellectual property rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;

(h) the limited recourse sale of accounts receivable in connection with the securitization thereof, which sale is non-recourse to the extent customary in securitizations and consistent with past practice;

(i) subject to Section 2.3(b)(iii), Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of Borrower or any of its Subsidiaries;

(j) the lapse, abandonment, cancellation, non-renewal or discontinuance of use or maintenance of non-material intellectual property or rights relating thereto that the Borrower determines in its reasonable judgment to be desirable to the conduct of its business and not materially disadvantageous to the interests of the Lenders;

(k) (i) Dispositions of assets to the extent that such Disposition constitutes an Investment referred to in and permitted by Section 7.3 (other than by reference to this Section 7.5 (or any clause hereof)), and (ii) Dispositions of assets to the extent that such Disposition constitute a Restricted Payment referred to in and permitted by Section 7.6 (other than by reference to this Section 7.5 (or any clause hereof));

(l) the surrender or waiver of contract rights in the ordinary course of business or the surrender or waiver of litigation claims or the settlement, release or surrender of tort or litigation claims of any kind;

(m) the transfer of improvements or alterations in connection with any lease of property upon the termination thereof and the termination of a lease of real or personal property in the ordinary course of business;

(n) Dispositions arising in connection with any Tax Incentive Transaction; and

(o) other Dispositions so long as (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction and shall be in an amount not less than the fair market value of the property disposed of, (ii) if such transaction is a Sale and Leaseback Transaction, such transaction is not prohibited by the terms of Section 7.13, (iii) such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a transaction otherwise permitted under this Section 7.5, and (iv) the aggregate net book value of all of the assets sold or otherwise disposed of by the Credit Parties and their Subsidiaries in all such transactions in any Fiscal Year of the Borrower shall not exceed $5,000,000.

Section 7.6 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to any Person that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made (or if not ratably, on a basis more favorable to the Borrower and the other Credit Parties);

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in Qualified Capital Stock of such Person;

(c) the Borrower may purchase its common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this Section 7.6(c) after the Closing Date (net of any proceeds received by the Borrower after the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

(d) the Borrower may acquire its Equity Interests upon the exercise of stock options for such Equity Interests of the Borrower if such Equity Interest represents a portion of the exercise price of such stock option or in connection with tax withholding obligations arising in connection with the exercise of options by, or the vesting of restricted Equity Interests or similar equity awards held by, any current or former director, officer or employee of the Borrower or any Subsidiary;

(e) the Borrower may declare and pay dividends and make other Restricted Payments related to offsetting the dilution of share issuances related to employee programs;

(f) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower;

(g) the Borrower may convert or exchange any of its Equity Interests for or into Qualified Capital Stock; and

(h) the Borrower may make other Restricted Payments in an aggregate amount not to exceed (i) with respect to Restricted Payments used to make Specified Share Repurchases, the lesser of (A) $79,500,000 and (B) the aggregate amount of Specified Share Repurchases duly authorized by the board of directors of the Borrower (in the case of this clause (B), as reduced by the amount of any Specified Share Repurchases that have already been made pursuant to such board of directors authorization) and (ii) otherwise, $15,000,000 per Fiscal Year of the Borrower; provided, that, in each case, after giving to such Restricted Payment, on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.11.

Section 7.7 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, ancillary, complementary or incidental thereto.

Section 7.8 Transactions with Affiliates. Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Credit Party, (b) transactions between or among the Credit Parties, (c) intercompany transactions expressly permitted by the Loan Documents, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, (e) transactions between or among the Borrower and its Subsidiaries consistent with past practices and made in the ordinary course of business and solely to the extent otherwise permitted hereunder, and (f) except as otherwise specifically limited in the Loan Documents, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate as determined in good faith by the board of directors of the Borrower; provided that the foregoing restriction in clause (f) shall not apply to (i) transactions permitted under Section 7.6 and Section 7.3(b); (ii) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors; (iii) employment, retention, severance and similar arrangements (including equity or equity based incentive plans, stock ownership plans, compensation or incentive plans and arrangements and employee benefit plans and arrangements) and indemnification arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee, officer or director thereof; (iv) intercompany transactions undertaken in good faith (as certified by a Responsible Officer) for the purpose of improving the consolidated tax efficiency of the Group Members; and (v) transactions disclosed in the Borrower’s SEC filings made prior to the Closing Date.

Section 7.9 Burdensome Agreements. Enter into, or permit to exist, any Contractual Obligation (except for the Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Credit Party; (ii) make Restricted Payments to any Credit Party, (iii) pay any Indebtedness or other obligation owed to any Credit Party, (iv) make loans or advances to any Credit Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, in the case of clause (a)(v) only, (A) for any document or instrument governing Indebtedness incurred pursuant to Section 7.2(c); provided, that, any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (B) for cash management agreements not prohibited by the Loan Documents; provided, that, any such restriction contained therein relates solely to the accounts related to services provided for in such agreement with respect to such Bank Product, (C) for any document or instrument governing Liens incurred pursuant to Section 7.1 and Indebtedness incurred pursuant to Section 7.2; provided, that, any such restriction contained therein (x) are customary for arrangements of their type or not materially more restrictive on the Credit Parties or any of its applicable Subsidiaries than the encumbrances and restrictions contained in this Agreement as determined by the chief executive officer or the chief financial officer of the Borrower in good faith and (y) will not materially affect the Credit Parties’ ability to satisfy their obligations hereunder or under the other Loan Documents, and (D) customary provisions restricting assignments, subletting, sublicensing, pledging or other transfers contained customary provisions restricting assignment of any agreement, which provisions are entered into in the ordinary course of business and in leases, subleases, licenses or sublicenses, so long as such restrictions are limited to the property or assets subject to such leases, subleases, licenses or sublicenses, as the case may be, or (b) requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Obligations.

Section 7.10 Use of Proceeds. Use the proceeds of any credit extension hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11 Financial Covenants.

(a) Current Ratio. Permit the Current Ratio as of the end of any Reference Period ending as of the end of any fiscal quarter of the Borrower set forth below to be less than 1.75 to 1.0.

(b) Consolidated Debt Service Coverage Ratio. Permit the Consolidated Debt Service Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than: (i) from the Closing Date through and including the fiscal quarter of the Borrower ending June 30, 2027, 2.65 to 1.0, (ii) with respect to the fiscal quarter of the Borrower ending September 30, 2027, 2.75 to 1.0, and (iii) for any fiscal quarter of the Borrower ending thereafter, 3.00 to 1.0.

Section 7.12 Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Amend any of its organization documents in a manner that is materially adverse to interests of Lenders under the Loan Documents;

(b) change its Fiscal Year;

(c) without providing ten (10) days prior written notice to the Administrative Agent (or such extended period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business; or

(d) make any change in accounting policies, except as required by GAAP.

Section 7.13 Sale and Leaseback Transactions. Except in connection with any Tax Incentive Transaction, enter into any Sale and Leaseback Transaction.

Section 7.14 Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff), or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Subordinated Indebtedness.

Section 7.15 Sanctions. Directly or indirectly, use any credit extension hereunder or the proceeds of any credit extension hereunder, or lend, contribute or otherwise make available such credit extension or the proceeds of any credit extension hereunder to any Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Intermediary, L/C Issuer, or otherwise) of Sanctions.

Section 7.16 Anti-Corruption Laws. Directly or indirectly, use any credit extension or the proceeds of any credit extension hereunder for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other anti-corruption legislation in other jurisdictions.

Section 7.17 Capital Expenditures. Make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries in any Fiscal Year of the Borrower, $90,000,000; provided, however, that, commencing with the Fiscal Year of the Borrower ending December 31, 2028, so long as (a) the Credit Parties, on a Pro Forma Basis, are in compliance with each of the financial covenants set forth in Section 7.11 and (b) Consolidated EBITDA as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or Section 6.1(b) (which shall be no earlier than the fiscal quarter ending December 31, 2027) is greater than $135,000,000, the maximum amount of Capital Expenditures permitted by this Section 7.17 in any Fiscal Year of the Borrower, shall be increased to $140,000,000.

ARTICLE VIII.

DEFAULT AND REMEDIES

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) the Borrower shall fail to pay any principal of any Loan or L/C Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any L/C Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Credit Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Credit Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Article 7 of this Agreement or Section 5.13 of the Guarantee and Collateral Agreement; or

(d) there shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral with a fair market value in excess of the $20,000,000 or the Collateral or any other of the Credit Parties’ or any of their Subsidiaries’ assets with a fair market value in excess of the $20,000,000 are attached, seized, levied upon or subjected to a writ or distress warrant, or such Collateral or assets come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter; or

(e) any Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in clauses (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(f) any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Material Indebtedness for borrowed money (other than the Loans), beyond the period of grace if any, provided in the instrument or agreement under which such Material Indebtedness for borrowed money was created, or (ii) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness for borrowed money (other than the Loans) contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Material Indebtedness for borrowed money (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Material Indebtedness for borrowed money to become due prior to its stated maturity (any applicable grace period having expired); or

(g) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors; or

(h) (i) an ERISA Event and/or a Foreign Plan Event shall have occurred; (ii) a trustee shall be appointed by a United States district court to administer any Pension Plan; (iii) the PBGC shall institute proceedings to terminate any Pension Plan; (iv) any Group Member or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (v) any other event or condition shall occur or exist with respect to a Plan, a Foreign Benefit Arrangement, or a Foreign Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

(i) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded, as applicable, pending appeal within 30 days from the entry thereof; or

(j) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof), or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that such cessation results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged or to file continuation statements under the Uniform Commercial Code of any applicable jurisdiction; or

(k) the guarantee contained in Article II of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert; or

(l) a Change of Control shall occur.

Section 8.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, take one or more of the following actions:

(a) Acceleration; Termination of Credit Facilities. Terminate the Aggregate Commitments and any obligation of the L/C Intermediary to make L/C Credit Extensions and declare the principal of and interest on the Loans at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facilities and any right of the Borrower to request borrowings thereunder; provided that, upon the occurrence of an Event of Default specified in Section 8.1(g), the Credit Facilities shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(b) Cash Collateral. Require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); provided that, upon the occurrence of an Event of Default specified in Section 8.1(g), any obligation of the L/C Intermediary to make L/C Credit Extensions shall automatically terminate, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or the L/C Intermediary.

(c) General Remedies. Exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

Section 8.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent, the L/C Intermediary and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent, the L/C Intermediary and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent, the L/C Intermediary or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent, the L/C Intermediary and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders and the L/C Intermediary; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) the L/C Intermediary from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Intermediary) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 3.6), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 3.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 8.4 Crediting of Payments and Proceeds. In the event that the Obligations have been terminated pursuant to Section 8.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.2) or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Section 3.14 and 3.16, be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the L/C Intermediary under the Loan Documents, including attorney fees, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Intermediary in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owning under Secured Hedge Agreements and Secured Bank Products and to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of the Letters of Credit, ratably among the Lenders, the Hedge Banks, the Bank Product Providers and L/C Intermediary in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Excluded Swap Obligations with respect to any Subsidiary Guarantor shall not be paid with amounts received from such Subsidiary Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to the Obligations otherwise set forth above in this Section 8.4.

Notwithstanding the foregoing, Obligations arising under Secured Bank Products and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Hedge Bank, as the case may be. Each Bank Product Provider or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

Section 8.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Intermediary and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Intermediary and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Intermediary and the Administrative Agent under Sections 3.3, 2.6(h) and (i) and 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Intermediary to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Intermediary to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3 and 10.3.

Section 8.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Obligations so assigned by each Secured Party).

Section 8.7 Lender Action. Each Lender and the L/C Intermediary hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority.

(a) Each of the Lenders and the L/C Intermediary hereby irrevocably appoints AgWest to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for consent rights of the Borrower set forth in Section 9.6 and 9.9, the provisions of this Article are solely for the benefit of the Administrative Agent, the L/C Intermediary and the Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Bank Product Provider) and the L/C Intermediary irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). The Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles IX and X (including Section 10.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 8.2) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, th L/C Intermediary or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

Section 9.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or L/C Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Intermediary, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Intermediary unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Intermediary prior to the making of such Loan or L/C Credit Extension. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Intermediary and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the L/C Intermediary, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders and the L/C Intermediary under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or the L/C Intermediary directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation or removal by the Administrative Agent pursuant to this Section 9.6 shall also constitute its resignation as L/C Intermediary. If AgWest resigns as L/C Intermediary, it shall retain all the rights, powers, privileges and duties of the L/C Intermediary hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Intermediary and all L/C Obligations with respect thereto, including the right to require the Lenders to make SOFR Monthly Variable Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.6(c). In the event of any such resignation as L/C Intermediary, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Intermediary hereunder; provided, however, that, no failure by the Borrower to appoint any such successor shall affect the resignation of AgWest as L/C Intermediary. Upon the appointment by the Borrower of a successor L/C Intermediary hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Intermediary, (ii) the successor L/C Intermediary shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Intermediary to effectively assume the obligations of the retiring L/C Intermediary with respect to such Letters of Credit, and (iii) the retiring L/C Intermediary shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents.

Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Intermediary acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Intermediary also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the L/C Intermediary or a Lender hereunder.

Section 9.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Bank Product Provider) and the L/C Intermediary irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents (which release may, at the request of the Borrower, be in the form of an authorization by the Administrative Agent to permit a Credit Party to dispose of such Collateral free of the security interest granted to or held by the Administrative Agent for purposes of UCC 9-315), or (C) if approved, authorized or ratified in writing in accordance with Section 10.2;

(ii) to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.1 (unless such subordination is prohibited by Section 10.2(j)); and

(iii) to release (A) any Credit Party from its obligations under any Loan Documents upon the termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) or (B) a Subsidiary Guarantor from its obligations under the Loan Documents if such Person ceases to be a Subsidiary of the Borrower, as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent or Borrower at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a Disposition permitted pursuant to Section 7.4, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.10 Recovery of Erroneous Payments. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Intermediary hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the L/C Intermediary, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Intermediary hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment, (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed), or (3) the Administrative Agent has for any reason otherwise erroneously made such payment, then each of the applicable Lenders or the L/C Intermediary, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Intermediary, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender, the L/C Intermediary or the Borrower with respect to any amount owing under this Section 9.10 shall be conclusive, absent manifest error. The Borrower, the L/C Intermediary and each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.

Section 9.11 Secured Bank Products and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in the Guarantee and Collateral Agreement, no Bank Product Provider or Hedge Bank that obtains the benefit of the provisions of Section 8.4, the Guarantees provided in the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof, the Guarantee and Collateral Agreement or any other Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Bank Products and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Product Provider or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Bank Products and Secured Hedge Agreements in the case of a Facility Termination Date.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Except as provided in Section 10.1(b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Clearwater Paper Corporation

601 West Riverside, Suite 1100

Spokane, WA 99201

Attention of: Heidi Blair, VP, Treasurer

Facsimile No.: 509-444-9793

E-mail:

With copies to:

Pillsbury Winthrop Shaw Pittman LLP

4 Embarcadero Center

San Francisco, CA 94111

Attention of: Philip J. Tendler, Esq.

Facsimile No.: 415-983-1200

E-mail:

If to AgWest, as

Administrative

Agent or as L/C Intermediary:

AgWest Farm Credit, PCA

2001 S. Flint Road

PO Box 2515

Spokane, WA 99220-2515

Attention of: Ryan Stipe

Telephone No.: (800) 838-4374

Facsimile No.: (509) 340-5625

E-mail:

With copies to:

AgWest Farm Credit, PCA

2001 S. Flint Road

PO Box 2515

Spokane, WA 99220-2515

Attention of: Capital Markets

Telephone No.: (800) 255-1789

Facsimile No.: (509) 340-5300

E-mail:

If to any Lender:

To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.1(b) below, shall be effective as provided in said Section 10.1(b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent, the L/C Intermediary and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Intermediary pursuant to Article II if such Lender or the L/C Intermediary has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the L/C Intermediary or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function (provided however that with respect to notices to any Credit Party, any acknowledgement automatically generated by any party’s e-mail system shall not be deemed a notice of receipt), return e-mail or other written acknowledgement) and (ii) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

(d) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(e) Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, the L/C Intermediary, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Agent Party.

(f) Reliance by Administrative Agent, L/C Intermediary and Lenders. The Administrative Agent, the L/C Intermediary and the Lenders shall be entitled to rely and act upon any notices purportedly given by the proper Person or Persons by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, the L/C Intermediary, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party (other than losses, costs, expenses and liabilities resulting from the bad faith, gross negligence or willful misconduct of any such Person or such Person’s Related Parties). All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Lenders, amend, modify or waive Section 4.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 4.2, any substantially concurrent request by the Borrower for a borrowing of Loans) to make Loans when such Lenders would not otherwise be required to do so;

(b) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document or extend the expiration date for any Commitment, in each case without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing (for the avoidance of doubt, other than pursuant to Section 3.1(e)), or (subject to clause (ii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(b) during the continuance of an Event of Default;

(e) change Section 3.6 or Section 8.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(f) except as otherwise permitted by this Section 10.2 (as in effect on the Closing Date) change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders or Voting Participants required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or Voting Participants directly affected thereby;

(g) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.3 (as in effect on the Closing Date)), in each case, without the written consent of each Lender;

(h) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from any guaranty agreement (other than as authorized in Section 9.9 (as in effect on the Closing Date)), without the written consent of each Lender;

(i) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 9.9 (as in effect on the Closing Date) or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document (as in effect on the Closing Date)) without the written consent of each Lender; or

(j) amend, waive or otherwise modify any term or provision of the Loan Documents that would subordinate, or have the effect of subordinating, the Liens on all or substantially all of the Collateral securing the Obligations to the Liens securing any other Indebtedness and/or subordinate, or have the effect of subordinating, the Obligations in right of payment to any other Indebtedness, except in the case of (x) any Indebtedness or Liens that are permitted by this Agreement as in effect on the Closing Date to rank senior to the Obligations or pursuant to transactions otherwise permitted hereunder as of the Closing Date, (y) any “debtor-in-possession” facility (or similar facility under applicable law) or use of the Collateral in any insolvency proceeding or (z) any other transactions effecting such subordination to the extent offered to each Lender on a ratable basis on the same terms and conditions (including receipt of fees to the extent payable to all Lenders participating in such Indebtedness (and for the avoidance of doubt, excluding any backstop, upfront, arranger, commitment, underwriting, work, syndication or similar fees)), in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) unless also signed by the L/C Intermediary, no amendment, waiver or consent shall affect the rights or duties of the L/C Intermediary under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

With respect to any matter requiring the approval of each Lender, each Lender directly and adversely affected thereby or other specified Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 10.8(d) as to such matter.

Section 10.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay within 30 days of written demand therefor all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent and the Lenders taken as a whole and, if necessary, one local counsel in each applicable jurisdiction), incurred by the Administrative Agent in connection with the syndication/participation of the Credit Facilities and the negotiation, drafting, execution, delivery and/or administration of this Agreement and the other Loan Documents and all reasonable and documented out-of-pocket expenses actually incurred by the L/C Intermediary in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, in each case, with statements with respect to the foregoing to be submitted to the Borrower at least three Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent and the L/C Intermediary shall deem appropriate. In addition, the Borrower shall be obligated to reimburse the Administrative Agent, the L/C Intermediary and each Lender for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees, charges and disbursements of counsel) incurred in connection with enforcement or protection of its rights under this Agreement and the other Loan Documents or incurred during any workout, restructuring or negotiations in respect of the Loans made and Letters of Credit issued hereunder.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the L/C Intermediary, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee within 30 days of written demand therefor (accompanied by reasonable supporting documentation) for, any and all losses, claims (including any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel, and, if reasonably necessary, one local counsel in each relevant jurisdiction for the Indemnitees, taken as a whole and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each affected Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Intermediary to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable and documented attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or of any such Indemnitee’s affiliates, officers, directors, employees, agents, advisors or controlling persons), (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) relate to any disputes or proceedings that are brought by an Indemnitee against any other Indemnitee (other than any claims against any agent or arranger in its respective capacity or fulfilling its role as an agent or arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission on the part of any Credit Party or its Affiliates. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 10.3(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Intermediary or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Intermediary or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Credit Exposures of all Lenders at such time, or if the aggregate Total Credit Exposures have been reduced to zero, then based on such Lender’s share of the aggregate Total Credit Exposures of all Lenders immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Intermediary in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Intermediary in connection with such capacity. The obligations of the Lenders under this Section 10.3(c) are subject to the provisions of Section 3.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, (i) the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof and (ii) the Administrative Agent, the Arranger and each Lender shall not assert, and hereby waives, any claim against any Credit Party or any Subsidiary or any Affiliate thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. Notwithstanding the foregoing, nothing in this Section 10.3(d) shall limit the Credit Parties’ indemnification obligations to the extent set forth in this Agreement relating to claims of special, indirect, consequential or punitive damages sought by third parties against an Indemnitee.

(e) Payments. All amounts due under this Section shall be payable within 30 days after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.4 Right of Setoff. Subject to Section 3.6 and Section 8.4, if an Event of Default shall have occurred and be continuing, each Lender and the L/C Intermediary is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the L/C Intermediary to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Intermediary, irrespective of whether or not such Lender or the L/C Intermediary shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Intermediary different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.14, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Intermediary and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and the L/C Intermediary under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender and the L/C Intermediary agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto, on behalf of itself and its respective Affiliates irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Waiver of Venue. Each of the parties hereto, on behalf of itself and its respective Affiliates irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.5(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 10.6 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent, the L/C Intermediary or any Lender for the ratable benefit of the Lenders or the Administrative Agent, the L/C Intermediary or any Lender receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, the L/C Intermediary or such Lender.

Section 10.8 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8(b), (ii) by way of participation in accordance with the provisions of Section 10.8(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Intermediary and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations) at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the assigning Lender’s entire Commitment and all such Lender’s Loans, contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 10.8(b)(i)(B) in the aggregate or an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 10.8(b)(i)(A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if there is no unused Commitment or such Commitment has expired or terminated, the principal outstanding balance of the Loans of the assigning Lender, in each case, subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this Section 10.8(b)(ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.8(b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and provided further, that, solely with respect to the Borrower’s ability to reasonably withhold consent to an assignment under the Credit Facilities to a Lender because such Lender is not a Farm Credit Lender (it being understood and agreed that the Borrower may have another basis for reasonably withholding consent to such assignment), (A) if AgWest has not delivered a Transfer Certificate to the Borrower, then the Borrower may withhold its consent to such assignment in its sole discretion (and in such case, the Borrower shall be deemed to have acted reasonably), and (B) if AgWest has delivered a Transfer Certificate to the Borrower at least five Business Days prior to any such proposed assignment, then the Borrower may not withhold its consent to such assignment (and any such withholding of consent shall be deemed unreasonable);

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Credit Facility if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or, an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Intermediary (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. Notwithstanding anything to the contrary herein, no such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) any Disqualified Lender, or (D) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person). Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is an Eligible Assignee or have any liability with respect to any assignment made to a Disqualified Lender or any other Person that is not an Eligible Assignee.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Intermediary and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 10.8(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Disqualified Lenders. The list of Disqualified Lenders (i) shall be made available to the Lenders by posting on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent. A Lender may provide the list of Disqualified Lenders to any potential assignee or participant on a confidential basis in accordance with Section 10.9 hereof for the purpose of verifying whether such Person is a Disqualified Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8(d) (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Eligible Assignee (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Intermediary and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and, subject to the paragraph below regarding the rights of Voting Participants, to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(b), (c) or (d) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.10 or 3.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 as though it were a Lender (in each case, with any terms applicable to any Defaulting Lender read to apply with respect to any Defaulting Voting Participant). For the avoidance of doubt, (a) the sale by any Lender of a participation to any Participant (whether a Voting Participant or otherwise) shall not relieve such Lender of any obligation hereunder and (b) no Voting Participant or other Participant shall have any contractual privity with the Borrower or any Credit Party, or be entitled to directly enforce or direct the Administrative Agent to enforce any of the terms under the Loan Documents, other than such rights that are expressly conferred on a “Participant” as set forth in this Agreement.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding the paragraph above, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $10,000,000, (ii) has been designated as a voting participant (a “Voting Participant”) in a written notice (a “Voting Participant Notice”) sent by the selling Lender (including any existing Voting Participant) to the Administrative Agent and the Borrower and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent and the Borrower (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.8(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender that has purchased a participation and has been designated as a Voting Participant in Schedule 10.8(d) as of the Closing Date shall be a Voting Participant. The selling Lender (including any existing Voting Participant) and the purchasing Voting Participant shall notify the Administrative Agent and the Borrower within three Business Days of any termination, reduction or increase of the amount of, such participation. The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not itself a Voting Participant.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g) Resignation as L/C Intermediary after Assignment. Notwithstanding anything to the contrary contained herein, if at any time AgWest assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) of this Section 10.8, AgWest may, upon ten (10) Business Days’ notice to the Borrower, resign as L/C Intermediary. In the event of any such resignation as L/C Intermediary, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Intermediary hereunder; provided, however, that, no failure by the Borrower to appoint any such successor shall affect the resignation of AgWest as L/C Intermediary. If AgWest resigns as L/C Intermediary, it shall retain all the rights, powers, privileges and duties of the L/C Intermediary hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Intermediary and all L/C Obligations with respect thereto (including the right to require the Lenders to make SOFR Monthly Variable Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.6(c)). Upon the appointment of a successor L/C Intermediary, (1) such successor shall automatically succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Intermediary, (2) the successor L/C Intermediary shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to AgWest to effectively assume the obligations of AgWest with respect to such Letters of Credit and (3) AgWest, in such capacity as the retiring L/C Intermediary, shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.

Section 10.9 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Intermediary, the Lenders and, by their purchase of a participation, the Voting Participants agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties in connection with the Credit Facilities, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on substantially the same terms as provided herein), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the Administrative Agent, the L/C Intermediary or the applicable Lender shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and lawfully permitted to do so), (c) to the extent required by Applicable Laws pursuant to a subpoena or an order of any court or administrative agency or in any pending legal or administrative proceeding or process (in which case, the Administrative Agent, the L/C Intermediary or the applicable Lender shall, to the extent permitted by Applicable Law, inform the Borrower promptly in advance thereof so the Borrower may seek a protective order or take other appropriate action), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document, or any action or proceeding relating to this Agreement, or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) with the consent of the Borrower, any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities, (h) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent, the L/C Intermediary and the Lenders in connection with the administration of the Loan Documents, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the L/C Intermediary, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent, the L/C Intermediary or any Lender or in accordance with the Administrative Agent’s, the L/C Intermediary’s or any Lender’s regulatory compliance policy if the Administrative Agent, the L/C Intermediary or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent, the L/C Intermediary or such Lender or any of its subsidiaries or affiliates (in which case, the Administrative Agent, the L/C Intermediary or the applicable Lender shall, to the extent permitted by Applicable Law, inform the Borrower promptly in advance thereof so the Borrower may seek a protective order or take other appropriate action), (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Intermediary or any Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a Governmental Authority or self-regulatory authority without any notification to any Person.

Section 10.10 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 10.11 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facilities have not been terminated.

Section 10.12 Survival.

(a) All representations and warranties set forth in Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 10.13 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 10.14 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 10.15 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the L/C Issuer and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent or the L/C Intermediary to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent and the L/C Intermediary has agreed to accept any Electronic Signature, the Administrative Agent, the L/C Intermediary and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent, the L/C Intermediary or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the L/C Intermediary, the Lenders, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent, the L/C Intermediary and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Indemnitee for any liabilities arising solely from the Administrative Agent’s, the L/C Intermediary’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.16 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Aggregate Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

Section 10.17 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined), the L/C Intermediary and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender, the L/C Intermediary or the Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent, the L/C Intermediary or any Lender, provide all documentation and other information that the Administrative Agent, the L/C Intermediary or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Section 10.18 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

Section 10.19 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger, the L/C Intermediary and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arranger, the L/C Intermediary and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the

Administrative Agent, the Arranger, the L/C Intermediary or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or such Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger, the L/C Intermediary or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arranger, the L/C Intermediary and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger, the L/C Intermediary or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arranger, the L/C Intermediary and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender, the L/C Intermediary, the Arranger and any Affiliate thereof may lend money (or otherwise extend credit) to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, L/C Intermediary, Arranger or Affiliate thereof were not a Lender, L/C Intermediary or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the L/C Intermediary, the Arranger, the Borrower or any Affiliate of the foregoing. Each Lender, the L/C Intermediary, the Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the L/C Intermediary, the Arranger, the Borrower or any Affiliate of the foregoing.

Section 10.20 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent, the L/C Intermediary or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 10.21 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.22 Amendment and Restatement. The parties hereto agree that, on the Closing Date, the following shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement and (b) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 10.2 of the Existing Credit Agreement. The parties do not intend this Agreement nor the transactions contemplated hereby to be, and this Agreement and the transactions contemplated hereby shall not be construed to be, a novation of any of the obligations owing by the Borrower or any other Credit Party under or in connection with the Existing Credit Agreement or any of the other Loan Documents (as defined in the Existing Credit Agreement).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

CLEARWATER PAPER CORPORATION, as Borrower

By:	/s/ Sherri J. Baker
Name: Sherri J. Baker
Title: Senior Vice President, Chief Financial Officer

ADMINISTRATIVE AGENT:

AGWEST FARM CREDIT, PCA, as Administrative Agent

	By:	/s/ Ryan Stipe
Name: Ryan Stipe
Title: Relationship Manager/VP

LENDERS:
AGWEST FARM CREDIT, PCA,
as a Lender and the L/C Intermediary

	By:	/s/ Ryan Stipe
Name: Ryan Stipe
Title: Relationship Manager/VP

VOTING PARTICIPANTS:	COBANK, FCB,
as a Voting Participant

	By:	/s/ Trace Adams
Name: Trace Adams
Title: Portfolio Manager

AGFIRST, FARM CREDIT BANK,
as a Voting Participant

	By:	/s/ Creighton Culvern
Name: Creighton Culvern
Title: AVP - Capital Markets

FARM CREDIT EAST, ACA,
as a Voting Participant

	By:	/s/ Kerri B. Sears
Name: Kerri B. Sears
Title: Senior Vice President

2